EXHIBIT 10.1
CREDIT AGREEMENT
     CREDIT AGREEMENT, dated as of September 8, 2006, among NGAS RESOURCES, INC., a corporation organized under the laws of the Province of British Columbia (“Holdings”), DAUGHERTY PETROLEUM, INC., a Kentucky corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time party to this Agreement (the “Lenders”), and KEYBANK NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”).
     The parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01. Defined Terms. As used in this Agreement, the terms listed in this Section 1.01 shall have the respective meanings set forth in this Section 1.01.
     “ABR” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime rate in effect at its principal office in Cleveland, Ohio (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “ABR Loans” means Loans the rate of interest applicable to which is based upon the ABR.
     “Acceptable Security Interest” in any Property means a Lien which (a) is created by the Borrower or any of its Restricted Subsidiaries in favor of the Administrative Agent for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby, other than Permitted Liens, (c) secures the payment and performance of the Obligations, and (d) is perfected and enforceable.
     “Administrative Agent” means KeyBank National Association, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 5% or more of the Equity Interests having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether through the ownership of Equity Interests, by contract or otherwise.
     “After-Acquired Oil and Gas Properties” has the meaning specified in Section 6.11.
     “Aggregate Outstanding Credit” means, at any time, the aggregate amount of Credit Extensions of the Lenders outstanding at such time.
     “Agreement” means this Credit Agreement.

     “Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.
     “Applicable Margin” means, for any day, with respect to any Type of Loan, or with respect to Unused Commitment Fees payable under this Agreement, as the case may be, the applicable rate per annum set forth below under the column heading “Applicable Margin for Eurodollar Loans”, “Applicable Margin for ABR Loans”, or “Unused Commitment Fee Rate”, as the case may be, based upon the Borrowing Base Usage in effect on such date:

		Applicable		Applicable
		Margin for	Unused	Margin for
	Borrowing	Eurodollar	Commitment	Base Rate
Level	Base Usage	Loans	Fee Rate	Loans
I	≥ 90%	2.50%	0.50%	0.75%
II	≥ 75% < 90%	2.00%	0.50%	0.50%
III	≥ 40% < 75%	1.75%	0.375%	0.25%
IV	< 40%	1.50%	0.375%	0.00%
Each change in the Applicable Margin and the Unused Commitment Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next change. If an Event of Default exists, the Applicable Margin and the Unused Commitment Fee Rate shall be at Level I.
     “Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) represented by such Lender’s Commitment at such time. If the Commitment of each Lender to make Loans and the obligation of the Issuing Bank to issue Letters of Credit have been terminated pursuant to Section 8.01, or if the Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Application” means an application, in such form as the Issuing Bank may specify from time to time, requesting the Issuing Bank to open a Letter of Credit.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or Affiliate of an entity that administers or manages a Lender.
     “Approved Hedge Counterparty” means, at any time and from time to time, (a) any Person engaged in the business of buying, selling and dealing in Hedge Agreements that is acceptable to the Administrative Agent and (i) has and maintains, or (ii) has a guarantor or other credit support provider that is acceptable to the Administrative Agent and has and maintains, a Credit Rating of A- or better from S&P or A3 or better from Moody’s and (b) any Hedge Bank.
     “Arranger” means KeyBank in its capacity as sole lead arranger and sole bookrunner.
     “Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by the Administrative Agent), in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capital Lease Obligation, and (c) all Synthetic Debt of such Person.
     “Availability” means, at any time, an amount equal to the lesser of (a) the Total Commitments then in effect minus the Aggregate Outstanding Credit, and (b) the Borrowing Base minus the Aggregate Outstanding Credit.
     “Available Commitment” means, as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect over (b) such Lender’s Credit Extensions then outstanding.
     “Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
     “Borrower” has the meaning specified in the preamble hereto.
     “Borrowing Base” means at any particular time, the Dollar amount determined in accordance with Section 2.02 on account of Proved Reserves attributable to Oil and Gas Properties of the Borrower and its Restricted Subsidiaries subject to an Acceptable Security Interest and described in the most recent Engineering Report delivered to the Administrative Agent and the Lenders pursuant to Section 2.02.
     “Borrowing Base Availability” means, at any time, an amount equal to (a) the lesser of the Borrowing Base and the Total Commitments then in effect, minus (b) the Aggregate Outstanding Credit.
     “Borrowing Base Usage” means, as of any date and for all purposes, the quotient, expressed as a percentage of (a) the Aggregate Outstanding Credit as of such date, divided by (b) the Borrowing Base as of such date.
     “Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make Loans hereunder.
     “Business” has the meaning specified in Section 5.16.
     “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Cleveland, Ohio, are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
     “Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
     “Cash” or “cash” means money, currency or a credit balance in a deposit account.
     “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Secured Parties, Cash in an amount equal to the then outstanding LC Obligations, pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank (which documents are hereby consented to by the Lenders). Derivatives of such term shall have corresponding meanings.
     “Cash Equivalents” means any of the following:
     (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;

     (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000;
     (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition;
     (d) fully collateralized repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government;
     (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority of any such state, commonwealth or territory the securities of which state, commonwealth, territory, political subdivision, or taxing authority (as the case may be) are rated at least A by S&P or A by Moody’s;
     (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition;
     (g) shares of money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or
     (h) shares of money market mutual funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody’s, and (iii) have portfolio assets of at least $5,000,000,000.
     “CBT Controlled Account” means deposit account numbers 001-0312999, 001-0312964, and 001-0312956, established by the Borrower and maintained with Central Bank & Trust Co., which deposit accounts are subject to the Deposit Account Control Agreement dated as of September 8, 2006, among Central Bank & Trust Co., as Depository Bank, the Borrower, as Grantor, and the Administrative Agent, as Secured Party.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Closing Date” means the date on which the conditions precedent set forth in Section 4.01 shall have been satisfied, which date shall be September 8, 2006.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” means all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
     “Collateral Account” has the meaning specified in the Guarantee and Collateral Agreement.
     “Commitment” means, as to any Lender, the obligation of such Lender, if any, to make Loans and/or issue or participate in Letters of Credit under this Agreement, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Commitments on the Closing Date is $50,000,000.
     “Commitment Period” means the period from and including the Closing Date to, but not including, the Termination Date.
     “Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
     “Compliance Certificate” means a certificate duly executed and property completed by a Responsible Officer substantially in the form of Exhibit L, or in such other form as may be required by the Administrative Agent.
     “Confidential Information Memorandum” means the Confidential Information Memorandum dated June, 2006, prepared by KeyBanc Capital Markets with respect to the Borrower and furnished to any Agent or any Lender.
     “Consolidated Current Assets” means, at any date, the total of (a) all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, plus (b) the Availability existing at such date, less (iii) any non-cash assets required to be included in the consolidated current assets of the Borrower and its Subsidiaries as a result of the application of SFAS 133 as of such date.
     “Consolidated Current Liabilities” means, at any date, the total of (a) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding all Indebtedness consisting of Loans to the extent otherwise included therein, less (b) any non-cash obligations required to be included in the consolidated current liabilities of the Borrower and its Subsidiaries as a result of the application of SFAS 133 as of such date.
     “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of (a) cash interest expense, (b) income tax expense, (c) depreciation and depletion expense, (d) amortization expense, (e) any non-cash losses or charges on any Hedge Agreement resulting from the requirements of SFAS 133 for such period; and minus, to the extent included in determining such Consolidated Net Income for such period, the sum of (a) interest income, (b) any non-cash gains on any Hedge Agreements resulting from the requirements of SFAS 133 for such period, (c) any extraordinary income or gains in accordance with GAAP, (d) income tax credits (to the extent not netted from income tax expense) and (e) any other non-cash income, all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive Fiscal Quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the Property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of Property or series of related acquisitions of Property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $5,000,000; and “Material Disposition” means any Disposition of Property or series of related Dispositions of Property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $5,000,000.
     “Consolidated Funded Indebtedness” means, at any date, the aggregate amount of all Funded Indebtedness of Holdings, the Borrower and its Subsidiaries at such date (excluding all Funded Debt outstanding under the NGAS

Convertible Notes as of such date but including all other Funded Indebtedness of Holdings outstanding as of such date).
     “Consolidated Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.
     “Consolidated Interest Expense” means, for any period, (a) total cash interest expense (including that attributable to Capital Lease Obligations, Synthetic Lease Obligations, and Synthetic Debt) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) plus (b) all cash interest expense of Holdings for such period with respect to the NGAS Convertible Notes and any other Indebtedness of Holdings.
     “Consolidated Leverage Ratio” means, as at the last day of any period, the ratio of (a) Consolidated Funded Indebtedness on such day to (b) Consolidated EBITDA for such period.
     “Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of cash dividends or similar cash distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
     “Continuing Directors” means the directors of Holdings on the Closing Date, and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least 66-2/3% of the then Continuing Directors.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Credit Extension” means (a) the making of any Loan by any Lender and (b) the issuance of any Letter of Credit by the Issuing Bank.
     “Credit Rating” means, with respect to any Person on any date of determination, the respective rating then assigned to its unsecured and senior long-term debt or deposit obligations or (not supported by third party credit enhancement) by S&P, Moody’s, or any other nationally recognized statistical rating agency acceptable to the Administrative Agent.
     “Default” means any of the events specified in Section 8.01, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
     “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit fees payable pursuant to Section 3.03(a), an interest rate equal to (i) the ABR plus the Applicable Margin for ABR Loans plus (ii) 2% per annum, provided, however, that with respect to a Eurodollar Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit fees payable pursuant to Section 3.03(a), a rate equal to the Applicable Margin for Eurodollar Loans plus 2% per annum.

     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in LC Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Deficiency Notice” has the meaning as specified in Section 2.07(a).
     “Disbursement Letter” means the Disbursement Letter to be executed and delivered by the Borrower, substantially in the form of Exhibit H.
     “Disposition” means with respect to any property, any sale, lease, license, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
     “Dollars” and “$” means dollars in lawful currency of the United States.
     “Drilling Program” means an operating partnership between the Borrower and a Drilling Program Partnership created and structured by the Borrower, each such Drilling Program Partnership being owned 99% by subscribers for its units of limited or general partner interests, as investors, and 1% by the Borrower, as the managing general partner, the proceeds of which are contributed by the Drilling Program Partnership to the associated Drilling Program, along with the Borrower’s capital contribution, and applied by the Drilling Program to drill Hydrocarbon development or exploratory wells on drilling sites selected and assigned to the Drilling Program by the Borrower from its inventory of drilling prospects in the Appalachian Basin and other gas basins where it holds Hydrocarbon Interests.
     “Drilling Program Agreements” means, with respect to each Drilling Program, the collective reference to the limited partnership agreement of the Drilling Program Partnership, the general partnership agreement of the Drilling Program between the Drilling Program Partnership and the Borrower, as manager, all assignments of drilling rights from the Borrower to the Drilling Program, all joint drilling and operating agreements between the Borrower and the Drilling Program, all investor subscription agreements with the Drilling Program Partnership and all other agreements, contracts, instruments and documents governing, evidencing or relating to such Drilling Program, in each case as any of the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Loan Documents, including, without limitation, (i) all rights of the Borrower to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of the Borrower to damages arising thereunder or in connection therewith and (iii) all rights of the Borrower to perform thereunder and to compel performance and otherwise exercise rights and remedies thereunder.
     “Drilling Program Partnership” means any limited partnership created by the Borrower as part of any Drilling Program of which the Borrower is the managing general partner and that is a party to one or more Drilling Program Agreements.
     “Engineering Report” means an Independent Engineering Report or an Internal Engineering Report.
     “Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrant, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Eurocurrency Reserve Requirements” means for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
     “Eurodollar Base Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period two (2) Business Days prior to the beginning of such Interest Period. In the event that such rate is not available at such time for any reason, the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two (2) Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
     “Eurodollar Loans” means Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
     “Eurodollar Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
                      Eurodollar Base Rate
1.00 — Eurocurrency Reserve Requirements
     “Eurodollar Tranche” means the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
     “Event of Default” means any of the events specified in Section 8.01, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.20), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in

Law) to comply with Section 2.16, except to the extent that such Foreign Lender (or its Assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16. Notwithstanding anything to the contrary contained herein, Taxes (including withholding taxes) imposed by Canada or any Province or any political subdivision thereof shall not constitute Excluded Taxes.
     “Existing Guarantees” means any and all existing guaranty agreements and other similar agreements and instruments between any Loan Party and the Existing Lender.
     “Existing Lender” means KeyBank, in its capacity as the “Bank” under the Existing Loan Agreement.
     “Existing Letter of Credit” means the Letter of Credit, dated March 20, 2006, with an expiration of March 20, 2007, issued by the Existing Lender for the benefit of Duke Power Company in the principal amount of $2,000,000.
     “Existing Loan Agreement” means the Loan Agreement dated as of July 19, 2001, among Daugherty Petroleum, Inc., Sentra Petroleum, Inc., and the Existing Lender, as amended, supplemented and modified through and including the Closing Date.
     “Existing Loan Documents” means the Existing Loan Agreement, the Existing Notes, the Existing Security Documents and the Existing Guarantees.
     “Existing Mortgages” means the collective reference to all mortgages, deeds of trust and similar instruments between any Loan Party and the Existing Lender or created by any Loan Party in favor of the Existing Lender, in each case granting or creating Liens on its Oil and Gas Properties, as amended, restated, supplemented or otherwise modified through and including the Closing Date.
     “Existing Notes” means the collective reference to all promissory notes issued from time to time by Daugherty Petroleum, Inc. and payable to the order of the Existing Lender, as amended, supplemented and modified through and including the Closing Date.
     “Existing Obligations” means all outstanding loans evidenced by the Existing Notes and all other indebtedness, liabilities and obligations existing under the Existing Loan Documents.
     “Existing Security Documents” means the collective reference to all Existing Mortgages and all other security agreements, pledge agreements and similar agreements and instruments between any Loan Party and the Existing Lender, or created by any Loan Party in favor of the Existing Lender, in each case granting or creating any Lien in favor of the Existing Lender to secure the payment of the Existing Obligations.
     “FASB” means the Financial Accounting Standards Board, and any successor thereto.
     “Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.
     “Fee Letter” means the letter agreement, dated on or about May 16, 2006, among the Borrower, the Administrative Agent and the Arranger.
     “Fiscal Quarter” means any of the four quarters of any Fiscal Year.
     “Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31 in any calendar year.

     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “Funded Indebtedness” means, as to any Person, all Indebtedness of such Person that matures more than one (1) year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.
     “Funding Office” means the principal office of the Administrative Agent in Cleveland, Ohio or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
     “GAAP” means generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.01, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 5.01. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by FASB or, if applicable, the SEC.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
     “Group Members” means the collective reference to Holdings, the Borrower and their respective Subsidiaries.
     “Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

     The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
     “Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Restricted Subsidiary, substantially in the form of Exhibit A.
     “Guarantors” means the collective reference to Holdings and the Restricted Subsidiaries.
     “Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
     “Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange-traded, “over-the-counter” or otherwise, and whether settled in cash or settled by physical delivery (including any agreement with respect to any forward purchase or sale of any Hydrocarbons), involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
     “Hedge Bank” means any Lender or any Affiliate of a Lender that is a counterparty to a Hedge Agreement with the Borrower or any Restricted Subsidiary.
     “Hedge Bank Obligations” means all obligations of the Borrower or any Restricted Subsidiary arising from time to time under any Hedge Agreement with a Hedge Bank; provided that (a) if such Hedge Bank ceases to be a Lender or an Affiliate of a Lender hereunder, the Hedge Bank Obligations owed to such Hedge Bank shall no longer be secured or guaranteed under any Loan Document and (b) for any Hedge Bank Obligations to be secured or guaranteed under any Loan Document, the applicable Hedge Bank (other than KeyBank or an Affiliate of KeyBank) must have provided the Administrative Agent written notice of the existence thereof and such transaction must not otherwise be prohibited under this Agreement.
     “Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement contained in or relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).
     “Highest Lawful Rate” means, with respect to any Agent, the Issuing Bank or any Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent, the Issuing Bank or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
     “Holdings” has the meaning specified in the preamble hereto.
     “Holdings Guarantee” means the Holdings Guarantee to be executed and delivered by Holdings, in substantially the form of Exhibit M.

     “Holdings Pledge Agreement” means the Holdings Pledge Agreement to be executed and delivered by Holdings, in substantially the form of Exhibit N.
     “Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons and all products, by-products, and other substances derived, produced, refined, separated, settled and dehydrated therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, helium, sulfur, geothermal steam, water, carbon dioxide, and any and all minerals, ores, or substances of value and the products therefrom.
     “Hydrocarbon Interests” means all rights, titles, interests and estates now owned or hereafter acquired in and to all Leases, fee mineral interests, term mineral interests, farm-outs, overriding royalty and royalty interests, net profit interests, carried interests, oil payments, production payments and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under or attributable to any such oil and gas Properties and all other reserved or residual interests of whatever nature.
     “Increased Facility Activation Notice” means a notice in substantially the form of Exhibit O.
     “Increased Facility Closing Date” means any Business Day designated as such in an Increased Facility Activation Notice.
     “Indebtedness” means, with respect to any Person, without duplication:
     (a) all indebtedness of such Person for borrowed money;
     (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business that are not past due by more than sixty (60) days after the date on which such trade payable was created);
     (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;
     (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);
     (e) all Attributable Indebtedness in respect of Capital Lease Obligations and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;
     (f) the maximum amount of all obligations of such Person, contingent or otherwise, with respect to bankers’ acceptances, letters of credit, letters of guaranty, surety bonds, performance bonds and similar obligations;
     (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person, valued, in the case of the redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus all accrued and unpaid dividends;
     (h) all obligations with respect to payments received in consideration of Hydrocarbons yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any volumetric or other production payment created by such Person or for the creation of which such Person directly or indirectly received payment);
     (i) all obligations of such Person in respect of Hedge Agreements, valued at the Hedge Termination Value thereof;
     (j) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (i) above; and

     (k) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation.
The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Independent Engineer” means Wright & Associates or any other engineering firm reasonably acceptable to the Administrative Agent.
     “Independent Engineering Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders, prepared by an Independent Engineer, addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by the Borrower and its Restricted Subsidiaries (or to be acquired by the Borrower or any of its Restricted Subsidiaries, as applicable) which report shall (a) specify the location and quantity of the Proved Reserves attributable to such Oil and Gas Properties and separately report on the Proved Developed Producing Reserves, Proved Developed Nonproducing Reserves, Proved Undeveloped Reserves and probable reserves attributable to such Oil and Gas Properties, (b) use and contain projections of future rates of production of such Oil and Gas Properties, (c) contain estimates of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proved Reserves based on pricing and cost escalation assumptions, discount factors and other economic assumptions and parameters that are established by or acceptable to the Administrative Agent and the Lenders, (d) identify and take into account any “over-produced” or “under-produced” status under gas balancing agreements, (e) take into account actual experience with leasehold operating expenses and other costs in determining projected leasehold operating expenses and other costs, and (f) contain such other information and data regarding such Oil and Gas Properties as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent or any Lender.
     “Initial Borrowing Base” has the meaning specified in Section 2.02(a).
     “Initial Engineering Report” has the meaning specified in Section 4.01(e).
     “Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
     “Insolvent” means pertaining to a condition of Insolvency.
     “Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
     “Intellectual Property Security Agreement” has the meaning specified in the Guarantee and Collateral Agreement.
     “Interest Payment Date” means (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the Termination Date, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period and the Termination Date, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and the

Termination Date, and (d) as to any Loan (other than any Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.
     “Interest Period” means, as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
          (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
          (ii) the Borrower may not select an Interest Period that would extend beyond the Termination Date;
          (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
          (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.
     “Internal Engineering Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent and each Lender, prepared by the Borrower and certified by a Responsible Officer of the Borrower, addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by the Borrower and any of its Restricted Subsidiaries (or to be acquired by the Borrower and any of its Restricted Subsidiaries, as applicable), which report shall (a) specify the location and quantity of the Proved Reserves attributable to such Oil and Gas Properties and separately report on the Proved Developed Producing Reserves, Proved Developed Nonproducing Reserves, Proved Undeveloped Reserves and probable reserves attributable to such Oil and Gas Properties, (b) use and contain projections of future rates of production of such Oil and Gas Properties, (c) contain estimates of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proved Reserves based on pricing and cost escalation assumptions, discount factors and other economic assumptions and parameters that are established by or acceptable to the Administrative Agent and the Lenders, (d) identify and take into account any “over-produced” or “under-produced” status under gas balancing agreements, (e) take into account actual experience with leasehold operating expenses and other costs in determining projected leasehold operating expenses and other costs, and (f) contain such other information and data regarding such Oil and Gas Properties as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent or any Lender.
     “Investment” means, with respect to any Person, any direct or indirect acquisition or investment by such Person whether by means of (a) the purchase or other acquisition of any Equity Interest of another Person, (b) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of such Person, (c) any loan, advance, deposit, extension of credit or capital contribution to, assumption of debt of, or purchase or other acquisition of any other debt of or interest in, another Person, (d) any Guarantee Obligation incurred by that Person in respect of Indebtedness of any other Person, and (e) any other investment by that Person in any other Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “IP Security Agreement Supplement” has the meaning specified in the Guarantee and Collateral Agreement.

     “ISP98” means the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, as the same may be amended from time to time.
     “Issuing Bank” means KeyBank in its capacity as issuer of Letters of Credit hereunder.
     “KeyBank” means KeyBank National Association.
     “LC Commitment” means $5,000,000.
     “LC Fee Payment Date” means the last day of each March, June, September and December and the last day of the Commitment Period.
     “LC Obligations” means, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not been reimbursed pursuant to Section 3.05.
     “LC Participants” means the collective reference to all the Lenders other than the Issuing Bank.
     “LC Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Bank pursuant to Section 3.05 for amounts drawn under Letters of Credit.
     “Leases” means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the owner thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.
     “Lenders” has the meaning specified in the preamble hereto. Unless the context otherwise requires, the term “Lender” includes the Issuing Bank.
     “Letters of Credit” has the meaning specified in Section 3.01(a).
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any capital lease having substantially the same economic effect as any of the foregoing, and any easement, right of way or other encumbrance on title to real property).
     “Loan” has the meaning specified in Section 2.01.
     “Loan Documents” means this Agreement, the Notes, the Applications, and the Security Documents.
     “Loan Parties” means each Group Member that is or hereafter becomes a party to a Loan Document.
     “Material Adverse Effect” means a material adverse effect on (a) the business, property, operations, condition (financial or otherwise) or prospects of the Borrower and its Restricted Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the or Lenders under any Loan Document, (c) the validity, perfection or priority of any Lien granted pursuant to the Security Documents, or (d) the ability of any Loan Party to perform its obligations under any Loan Document to which it is or is to be a party.
     “Material Contract” means any Lease or other agreement or contract of the Borrower or any Restricted Subsidiary which (a) involves consideration to the Borrower or any Restricted Subsidiary of $500,000 or more in any year, (b) involves consideration by the Borrower or any Restricted Subsidiary of $500,000 or more in any year, (c) imposes financial obligations on the Borrower or any Restricted Subsidiary of $500,000 or more in any year, (d) is a Hedge Agreement or (e) is otherwise material (or together with related agreements and contracts, is material) to the business, operations, financial condition, performance or properties of the Borrower and its Restricted Subsidiaries taken as a whole.
     “Moody’s” means Moody’s Investors Service, Inc., and any successor thereto that is a nationally recognized rating agency.
     “Mortgaged Properties” means all Oil and Gas Properties of the Borrower and the Restricted Subsidiaries as to which the Administrative Agent for the benefit of the Secured Parties is or shall be granted a Lien pursuant to the Mortgages.
     “Mortgages” means the collective reference to all mortgages, deeds of trust, assignments of production, and other documents made by the Borrower or any Restricted Subsidiary in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage, deed of trust, assignment of production or other document is to be recorded).
     “Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “New Lender” has the meaning specified in Section 2.01(d).
     “New Lender Supplement” has the meaning specified in Section 2.01(d).
     “NGAS Convertible Notes” means the Notes issued by Holdings pursuant to the NGAS Securities Purchase Agreement, issued prior to and as in effect on the Closing Date.
     “NGAS Registration Rights Agreement” means the Registration Rights Agreement dated as of December 13, 2005, among Holdings and the Buyers specified therein, as in effect on the Closing Date.
     “NGAS Securities Purchase Agreement” means the Securities Purchase Agreement dated as of December 13, 2005, among Holdings and the Investors specified therein, as in effect on the Closing Date.
     “NGAS Securities Purchase Documents” means the NGAS Securities Purchase Agreement, the NGAS Convertible Notes, the NGAS Registration Rights Agreement, and all other agreements, instruments and documents relating to any of the foregoing, each as in effect on the Closing Date.
     “NGAS Warrants” means the Warrants (as defined in the NGAS Securities Purchase Agreement) issued pursuant to Section 1 of the NGAS Securities Purchase Agreement to purchase common stock of Holdings, as in effect on the Closing Date.
     “Non-Appalachian State” means any State within the United States, other than Kentucky, Tennessee, Virginia and West Virginia.
     “Note” has the meaning specified in Section 2.19(d).
     “Notice of Borrowing” means a Notice of Borrowing, substantially in the form of Exhibit K.
     “Notice of Conversion/Continuation” means a Notice of Conversion/Contribution, substantially in the form of Exhibit G.
     “Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and LC Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and LC Reimbursement Obligations and all other obligations, indebtedness and liabilities of the Loan Parties to the Secured Parties and each of them, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Hedge Bank Obligations, or any other document, instrument or agreement made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, guarantee obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Secured Party that are required to be paid by the Loan Parties pursuant to any Loan Document) or otherwise.
     “Oil and Gas Properties” means (a) all Hydrocarbon Interests; (b) all Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (d) all existing and future unitization, pooling agreements and declarations of pooled units and the units created thereby (including, without limitation, all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (e) all pipelines, gathering lines, compression facilities, tanks and processing plants; (f) all oil wells, gas wells, water well, injection wells, platforms, spars or other offshore facilities, casings, rods, tubing, pumping units and engines, christmas trees, derricks, separators, gun barrels, flow lines, gas systems (for gathering, treating and compression), and water systems (for treating, disposal and injection); (g) all interests held in royalty trusts whether presently existing or hereafter created; (h) all Hydrocarbons in and under and which may be produced, saved, processed or attributable to the Hydrocarbon Interests, including all lands covered thereby, including all Hydrocarbons in pipelines, gathering lines, tanks and processing plants and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (i) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; (j) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding any drilling rigs, automotive equipment, rental equipment or other Property that may be located on such premises for the purpose of drilling a well or for other temporary uses) and including all oil wells, gas wells, injection wells and other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing together with all additions, substitutions, replacements, accessions and attachments to any of the foregoing; and (k) all oil, gas and mineral leasehold, fee and term interests, overriding royalty interests, mineral interests, royalty interests, net profits interests, net revenue interests, oil payments, production payments, carried interests, leases, subleases, farm-outs and all other interests in Hydrocarbons; in each case for any Property described in clauses (a) through (k) above, whether now owned or hereafter acquired directly or indirectly.
     “Oil and Gas Title Information” means all land records, title opinions, title searches, title reports, Lien searches, abstracts and other information necessary or desirable to establish, verify, and evaluate the status of rights, titles and interests of the Borrower and its Restricted Subsidiaries in and to their respective Oil and Gas Properties.
     “Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

     “Participant” has the meaning specified in Section 10.06(d).
     “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
     “Permitted Liens” has the meaning specified in Section 7.03.
     “Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
     “Plan” means at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Pledged Equity Interests” has the meaning specified in the Guarantee and Collateral Agreement.
     “Pledged Notes” has the meaning specified in the Guarantee and Collateral Agreement.
     “Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.
     “Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.
     “Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (in this paragraph, the “Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question. As used in this Agreement or any other Loan Document, “Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions, “Proved Developed Nonproducing Reserves” means Proved Reserves which are categorized as both “Developed” and “Nonproducing” in the Definitions, and “Proved Undeveloped Reserves” means Proved Reserves which are categorized as “Undeveloped” in the Definitions, provided that the following criteria shall also apply to Proved Developed Producing Reserves: (a) no reserves shall be classified as Proved Developed Producing Reserves until a minimum of forty-five (45) days of production have occurred in at least one consecutive period of sixty (60) days following any operation, workover or capital expenditure, and (b) during such forty-five (45) days of production, the well relating to such reserves must be tested a minimum of three (3) times for at least twenty-four (24) hours of continuous duration.
     “Reference Lender” means KeyBank.
     “Register” has the meaning specified in Section 10.06(c).
     “Regulation U” has the meaning specified in Regulation U of the Board as in effect from time to time.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

     “Required Lenders” means, at any time, (a) if more than two (2) Lenders are party to this Agreement, the holders of at least 66-2/3% of (i) until the Closing Date, the Commitments then in effect and (ii) thereafter, the Total Commitments then in effect or, if the Commitments have been terminated, the Aggregate Outstanding Credit then outstanding or (b) if two (2) or fewer Lenders are party to this Agreement, the holders of 100% of the Commitments then in effect; provided, however, that the Commitments of, and aggregate outstanding Loans and LC Obligations held or deemed held by, a Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Requirement of Law” means, as to any Person, the Organizational Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Responsible Officer” means the chief executive officer, president or chief financial officer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Account” means any deposit account of the Borrower that is a segregated account established with Central Bank & Trust Co. (a) for the benefit of investors in its Drilling Program Partnerships, to hold (i) subscriptions from such investors in escrow pending the closing of the offering and sale of limited and general partnership interests in the Drilling Program Partnerships (which funds are released to the associated Drilling Program as capital contributions at one or incremental closings) or (ii) investor funds segregated solely for the purpose of paying drilling costs and expenses pursuant to Drilling Program Agreements, (b) for the benefit of Drilling Programs, to hold production proceeds segregated solely for the purpose and in the amount necessary to pay the Drilling Program’s proportionate share of the costs for plugging, abandoning and reclaiming wells pursuant to the terms and conditions of the Drilling Program Agreements, and (c) for the benefit of investors entitled to periodic cash distributions from Drilling Program Partnerships and holders of royalty and overriding royalty interests, to hold production proceeds segregated solely for the purpose and in the amount necessary to make distributions to such investors in Drilling Program Partnerships pursuant to the terms and conditions of the Drilling Program Agreements and to such holders of royalty interests under the instruments governing the Hydrocarbon Interests of the Borrower.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.
     “Restricted Subsidiary” means each present and future direct and indirect Subsidiary of the Borrower that is not an Unrestricted Subsidiary. Each Restricted Subsidiary must be a direct Subsidiary of the Borrower or another Restricted Subsidiary.
     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor that is a nationally recognized statistical rating agency.
     “SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
     “Secured Parties” means the collective reference to the Administrative Agent, the Issuing Bank, the Lenders, the Hedge Banks, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to any Security Document. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Hedge Banks, in their capacity as such, shall have no rights in connection with the management or release of any Collateral or the obligations of any Loan Party under any Loan Document.

     “Security Documents” means the collective reference to the Guarantee and Collateral Agreement, the Holdings Guarantee, the Holdings Pledge Agreement, the Intellectual Property Security Agreement, the IP Security Agreement Supplement, the Mortgages, the Transfer Letters and all other security documents hereafter delivered to the Administrative Agent that create or purport to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
     “SFAS 133” means Statement of Financial Accounting Standard 133, Accounting for Derivative Instruments and Hedging Activities, adopted by FASB, as amended, restated, supplemented or otherwise modified from time to time.
     “Single Employer Plan” means any Plan that is subject to Title IV of ERISA, but that is not a Multiemployer Plan.
     “Solvent” means, with respect to any Person as of any date of determination, that on such date (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
     “Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person, provided, that the term “Subsidiary” shall not include any Drilling Program Partnership or Drilling Program. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “Subsidiary Guarantor” means each Restricted Subsidiary.
     “Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations and liabilities of such Person in respect of transactions entered into by such Person that are intended to function primarily as or are the functional equivalent of or takes the place of a borrowing of funds (including any repurchase obligations or liabilities and any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP, except for obligations arising under Hedge Agreements expressly permitted under this Agreement.
     “Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any Property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the Property so leased for income tax purposes, other than any such lease under which such Person is the lessor.
     “Synthetic Lease Obligations” means, with respect to any Synthetic Lease, at any time, an amount of equal to the higher of (a) the aggregate termination value or purchase price or similar payments in the nature of principal payable thereunder and (b) the then aggregate outstanding principal amount of the notes or other instruments issued by, and the amount of the equity investment, if any, in, the lessor under such Synthetic Lease.

     “Taxes” means all present or future taxes (including ad valorem, production and severance taxes), levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Termination Date” means September 8, 2011.
     “Total Commitments” means at any time, the aggregate amount of the Commitments then in effect.
     “Transfer Letters” means, collectively, the letters in lieu of transfer orders in substantially the form of the attached Exhibit J and executed by the Borrower and each Restricted Subsidiary executing a Mortgage, as applicable.
     “Type” means, as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.
     “UCC” means the Uniform Commercial Code as in effect in the State of Ohio; provided that if perfection or the effect of perfection or non-perfection is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Ohio, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
     “Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.
     “United States” and “U.S.” mean the United States of America.
     “Unrestricted Subsidiary” means each of NGAS Securities, Inc., a Kentucky corporation; NGAS Gathering, LLC, a Kentucky limited liability company; Sentra Corporation, a Kentucky corporation; and Daugherty Petroleum ND Ventures, LLC, a Kentucky limited liability company. Any designation by the Borrower of any other Subsidiary as an Unrestricted Subsidiary shall require the prior written approval of the Administrative Agent and the Lenders.
     “USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     Section 1.02. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
     (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Holdings, the Borrower and its Subsidiaries not defined in Section 1.01 and accounting terms partly defined in Section 1.01, to the extent not defined, shall have the respective meanings given to them under GAAP.
     (c) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated supplemented or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (vi) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any interest of any kind of asset or property, whether real, personal, or mixed, or tangible or intangible, including cash, Equity Interests, securities, accounts and contract rights.
     (d) No inference in favor of, or against, any party to this Agreement shall be drawn from the fact that such party has drafted any portion of this Agreement.
     (c) All obligations of the Borrower or Holdings under this Agreement and the other Loan Documents shall be performed and satisfied by or on behalf of the Borrower or Holdings, as applicable, at its sole cost and expense.
ARTICLE II
AMOUNT AND TERMS OF COMMITMENTS
     Section 2.01. Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Loans”) to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Applicable Percentage of the LC Obligations then outstanding does not exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any borrowing of a Loan, the Aggregate Outstanding Credit shall not exceed an amount equal to the lesser of (i) the Borrowing Base, or (ii) the Total Commitments then in effect. During the Commitment Period the Borrower may use the Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.03 and 2.08.
     (b) The Borrower unconditionally promises to repay all outstanding Loans on the Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 8.01).
     (c) The Borrower and any one or more Lenders (including New Lenders) may agree that each such Lender shall obtain a Commitment or increase of the amount of its existing Commitment, as applicable, in each case by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (i) the amount of such increase and (ii) the Increased Facility Closing Date, which shall be at least forty-five (45) days after receipt by the Administrative Agent of such Increased Facility Activation Notice. Notwithstanding the foregoing, without the consent of the Required Lenders, (i) the aggregate amount of incremental Commitments obtained pursuant to this paragraph shall not exceed $75,000,000 and (ii) no more than three (3) Increased Facility Closing Dates may be selected by the Borrower during the term of this Agreement. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.
     (d) Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.01(c) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit P, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.
     (e) For the purpose of providing that the respective amounts of Loans (and Eurodollar Tranches in respect thereof) held by the Lenders are held by them on a pro rata basis according to their respective Applicable Percentages, on each Increased Facility Closing Date (i) all outstanding Loans shall be converted into a single Revolving Loan that is a Eurodollar Loan (with an Interest Period to be selected by the Borrower), and upon such conversion the Borrower shall pay any amounts owing pursuant to Section 2.17, if any, (ii) any new borrowings of Loans on such date shall also be part of such single Loan and (iii) all Lenders (including the New Lenders) shall hold a portion of such single Loan equal to its Applicable Percentage thereof and any fundings on such date shall be made in such a manner so as to achieve the foregoing.
     Section 2.02. Borrowing Base.
     (a) Borrowing Base. The Borrowing Base in effect as of the date of this Agreement is $50,000,000 (the “Initial Borrowing Base”). The Initial Borrowing Base shall remain in effect until the next Borrowing Base redetermination made pursuant to this Section 2.02. The Borrowing Base shall be determined in accordance with the standards set forth in Section 2.02(d) and is subject to periodic redetermination pursuant to Sections 2.02(b) and 2.02(c).
     (b) Calculation of Borrowing Base.
          (i) The Borrower shall deliver to the Administrative Agent and each of the Lenders on or before each April 1, beginning April 1, 2007, an Independent Engineering Report dated effective as of the immediately preceding January 1, its requested amount for the redetermined Borrowing Base and such other information and data as may be reasonably requested by any Lender with respect to the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries, including all such Oil and Gas Properties included or to be included in the Borrowing Base. Within twenty (20) days after the Administrative Agent and the Lenders’ receipt of such Independent Engineering Report and other information, the Administrative Agent shall deliver to each Lender the Administrative Agent’s recommendation for the redetermined Borrowing Base. Within ten (10) days after the Lenders’ receipt of the Administrative Agent’s recommendation, the Administrative Agent and the Lenders in the case of an increase in the Borrowing Base, and the Administrative Agent and the Required Lenders in the case of a decrease in the Borrowing Base or a reaffirmation of the then existing Borrowing Base, shall redetermine the Borrowing Base in accordance with Section 2.02(d), and the Administrative Agent shall promptly notify the Borrower in writing of the amount of the Borrowing Base as so redetermined.
          (ii) The Borrower shall deliver to the Administrative Agent and each Lender on or before each October 1, beginning October 1, 2006, an Internal Engineering Report dated effective as of the immediately preceding July 1, its requested amount for the redetermined Borrowing Base and such other information and data as may be reasonably requested by the Administrative Agent or any Lender with respect to the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries, including all such Oil and Gas Properties included or to be included in the Borrowing Base. Within twenty (20) days after the Administrative Agent and the Lenders’ receipt of such Internal Engineering Report and other information, the Administrative Agent shall deliver to each Lender the Administrative Agent’s recommendation for the redetermined Borrowing Base. Within ten (10) days after the Lenders’ receipt of the Administrative Agent’s recommendation, the Administrative Agent and the Lenders in the case of an increase in the Borrowing Base, and the Administrative Agent and the Required Lenders in the case of a decrease in the Borrowing Base or a reaffirmation of the then existing Borrowing Base, shall redetermine the Borrowing Base in accordance with Section 2.02(d), and the Administrative Agent shall promptly notify the Borrower in writing of the amount of the Borrowing Base as so redetermined.
          (iii) In the event that the Borrower does not furnish to the Administrative Agent and the Lenders the Independent Engineering Report, Internal Engineering Report or other information and data specified in clauses (i) and (ii) above by the date specified therein, the Administrative Agent and the Lenders may nonetheless redetermine the Borrowing Base and redesignate the Borrowing Base from time to time thereafter in their sole discretion until the Administrative Agent and the Lenders receive the relevant Independent Engineering Report, Internal Engineering Report, or other information and data, as applicable, whereupon the Administrative Agent and the Lenders shall redetermine the Borrowing Base as otherwise specified in this Section 2.02(b) and Section 2.02(d).
          (iv) Each delivery of an Engineering Report by the Borrower to the Administrative Agent and the Lenders shall constitute a representation and warranty by the Borrower to the Administrative Agent and the Lenders that (A) the Borrower and its Restricted Subsidiaries, as applicable, own the Oil and Gas Properties specified therein, (B) the Oil and Gas Properties specified therein that are included in the Borrowing Base are subject to an Acceptable Security Interest, except as otherwise permitted by Section 6.19, and (C) on and as of the date of such Engineering Report each Oil and Gas Property constituting Proved Developed Producing Reserves therein was developed for oil and gas, and the wells pertaining to such Oil and Gas Properties that are described therein as producing wells were each producing oil and gas in paying quantities, except for any such wells that were utilized as water or gas injection wells or as water disposal wells.
     (c) Interim Redeterminations. In addition to the Borrowing Base redeterminations provided for in Section 2.02(b), the Borrower may request one (1) additional redetermination of the Borrowing Base during any six-month period between scheduled Borrowing Base redeterminations, and the Administrative Agent and the Required Lenders may, in their sole discretion and based on such information as the Administrative Agent and such Lenders deem relevant (but in accordance with Section 2.02(d)), make requests for additional redeterminations of the Borrowing Base at any time between scheduled Borrowing Base redeterminations. The party requesting the redetermination shall give the other parties to this Agreement at least ten (10) days’ prior written notice that a redetermination of the Borrowing Base pursuant to this paragraph (c) is to be performed. In connection with any redetermination of the Borrowing Base under this Section 2.02(c), the Borrower shall provide the Administrative Agent and the Lenders with such information regarding the Borrower and its Restricted Subsidiaries’ business (including its Oil and Gas Properties, the Proved Reserves attributable thereto, and production relating thereto) as the Administrative Agent or any Lender may request, including, any updated Engineering Report. The Administrative Agent shall promptly notify the Borrower in writing of each redetermination of the Borrowing Base pursuant to this Section 2.02(c) and the amount of the Borrowing Base as so redetermined.
     (d) Standards for Redetermination. (i) Each redetermination of the Borrowing Base by the Administrative Agent and the Lenders pursuant to this Section 2.02 shall be made (A) in the sole discretion of the Administrative Agent and the Lenders (but in accordance with the other provisions of this Section 2.02(d)), (B) in accordance with the Administrative Agent’s and the Lenders’ customary internal standards and practices for valuing and redetermining the value of Oil and Gas Properties in connection with reserve based oil and gas loan transactions, (C) in conjunction with the most recent Independent Engineering Report or Internal Engineering Report, as applicable, or other information received by the Administrative Agent and the Lenders relating to the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries, and (D) based upon the discounted present value of the estimated net cash flows to be realized from the production of Hydrocarbons from Proved Reserves attributable to Oil and Gas Properties owned by the Borrower and its Restricted Subsidiaries, as reasonably determined by the Administrative Agent and the Lenders, and/or such other factors as the Administrative Agent and the Lenders may consider in their sole discretion. In valuing and redetermining the Borrowing Base, the Administrative Agent and the Lenders may also consider the assets, liabilities, cash flows, business, properties, prospects, and management of the Borrower and its Restricted Subsidiaries and such other factors as the Administrative Agent and the Lenders reasonably deem appropriate. No Proved Reserves of the Borrower or any Restricted Subsidiary shall be included or considered for inclusion in the Borrowing Base unless the Administrative Agent and the Lenders shall have received, at the Borrower’s expense, Oil and Gas Title Information reasonably satisfactory in form and substance to the Administrative Agent and evidence that the Administrative Agent has an Acceptable Security Interest in the Oil and Gas Properties relating thereto pursuant to the Security Documents. At all times after the Administrative Agent has given the Borrower notification of a redetermination of the Borrowing Base under this Section 2.02, the Borrowing Base shall be equal to the redetermined amount or such lesser amount designated by the Borrower and disclosed in writing to the Administrative Agent and the Lenders until the Borrowing Base is subsequently redetermined in accordance with this Section 2.02. It is expressly understood and agreed that the Administrative Agent and Lenders have no obligation to designate the Borrowing Base at any particular amount, except in the exercise of their discretion, whether in relation to the Total Commitments or otherwise.
          (ii) Any redetermination of the Borrowing Base shall be subject to the following restrictions: (A) the Borrowing Base shall not at any time exceed the Total Commitments then in effect, (B) to the extent any redetermined Borrowing Base would represent an increase in the Borrowing Base in effect prior to such redetermination, such Borrowing Base must be approved by all Lenders, and (C) to the extent any redetermined Borrowing Base would represent a decrease in the Borrowing Base in effect prior to such redetermination or a reaffirmation of such prior Borrowing Base, the Borrowing Base must be approved by the Administrative Agent and the Required Lenders.
     Section 2.03. Procedure for Borrowing. The Borrower may borrow under the Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice in the form of a Notice of Borrowing (which notice must be received by the Administrative Agent prior to 12:00 Noon, Cleveland, Ohio time, (a) three (3) Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one (1) Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Loans made on the Closing Date shall initially be ABR Loans. Each borrowing under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its Applicable Percentage of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, Cleveland, Ohio time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.
     Section 2.04. Unused Commitment Fees, Etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender, in accordance with its Applicable Percentage, an unused commitment fee for the period from and including the Closing Date to the last day of the Commitment Period, computed at the Unused Commitment Fee Rate times the average daily amount of the Borrowing Base Availability during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date, commencing on the first of such dates to occur after the date hereof.
     (b) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.
     Section 2.05. Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Aggregate Outstanding Credit would exceed the Total Commitments then outstanding. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Commitments then in effect. All fees in respect of this Agreement and the Loans accrued until the effective date of any termination of this Agreement shall be paid on the effective date of such termination.
     Section 2.06. Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three (3) Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans or a combination thereof; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.17. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.
     Section 2.07. Borrowing Base Deficiency; Mandatory Prepayments. (a) If for any reason the Aggregate Outstanding Credit ever exceeds the Borrowing Base, the Borrower shall, after receipt of written notice from the Administrative Agent regarding such deficiency (a “Deficiency Notice”), deliver to the Administrative Agent within five (5) days of its receipt of such Deficiency Notice, a written response (a “Response”) indicating which of the following actions it will take to remedy the Borrowing Base deficiency (and the failure of the Borrower to deliver such Response or to perform the action selected by the Borrower in such Response to remedy such Borrowing Base deficiency shall constitute an Event of Default):

          (i) prepay the Loans or, if the Loans have been repaid in full, Cash Collateralize the LC Obligations, such that the Borrowing Base deficiency is cured within ten (10) days after the date such Deficiency Notice is received by the Borrower; or
          (ii) grant an Acceptable Security Interest in additional Oil and Gas Properties of the Borrower and the Restricted Subsidiaries acceptable to the Administrative Agent and each of Lenders such that the Borrowing Base deficiency is cured within fifteen (15) days after the date such Deficiency Notice is received by the Borrower from the Administrative Agent.
     (b) If for any reason the Aggregate Outstanding Credit at any time exceeds the amount of the Total Commitments then in effect, the Borrower shall immediately prepay the Loans and LC Reimbursement Obligations in an aggregate amount equal to such excess.
     (c) Each prepayment of the Loans pursuant to this Section 2.07 shall be accompanied by accrued and unpaid interest to the date of prepayment on the amount prepaid.
     Section 2.08. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least two (2) Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three (3) Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Default or Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
     (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.01, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Default or Event of Default has occurred and is continuing, and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
     (c) Each notice by the Borrower pursuant to this Section 2.08 shall be given pursuant to a Notice of Conversion/Continuation.
     Section 2.09. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten (10) Eurodollar Tranches shall be outstanding at any one time.
     Section 2.10. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.
     (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

     (c) (i) If any amount of principal of any Loan or LC Reimbursement Obligation is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirements of Law.
          (ii) If any amount (other than principal of any Loan or LC Reimbursement Obligation) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirements of Law.
          (iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirements of Law.
          (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (d) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any bankruptcy, insolvency, reorganization or similar law.
     Section 2.11. Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.
     (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.
     Section 2.12. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
     (b) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
     (b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give facsimile or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (i) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (ii) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (iii) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

     Section 2.13. Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the Applicable Percentages of the Lenders.
     (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the Applicable Percentages, as the case may be, of the Lenders.
     (c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without any condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 12:00 Noon, Cleveland, Ohio time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
     (d) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.03, and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made such amount available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing herein shall be deemed to limit the rights of the Administrative Agent, the Issuing Bank or any Lender against the Borrower.
     (f) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent, the Lenders, and the Issuing Bank under or in respect of this Agreement and the other Loan Documents on any date, the Administrative Agent may, but shall not be obligated to, distribute such payment in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, distribute such funds in the order of priority set forth in Section 8.03.
     (g) The Borrower hereby authorizes each Lender and each of its Affiliates, if and to the extent any payment owed to such Lender is not made when due hereunder or any other Loan Document, to charge from time to time, to the fullest extent permitted by applicable law, against any or all of the Borrower’s accounts with such Lender or such Affiliate any amount so due.
     (h) The obligations of the Lenders hereunder to make Loans to fund participations in Letters of Credit and to make payments pursuant to Section 10.05(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.05(c) on any date required hereunder, shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to make its Loan, to purchase its participation or to make its payment under Section 10.05(c).
     (i) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain funds for any Loan in any particular place or manner.
     Section 2.14. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.17.
     Section 2.15. Increased Costs. (a) If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the Issuing Bank;
          (ii) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.16 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or
          (iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; and
the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any Eurodollar Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

     (b) If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
     (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
     (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
     Section 2.16. Taxes.
     (a) Any and all payments by or on account of any obligation of the Borrower or Holdings hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower or Holdings shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or Holdings, as the case may be, shall make such deductions and (iii) the Borrower or Holdings, as the case may be, shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Without limiting the provisions of paragraph (a) above, the Borrower and Holdings shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) The Borrower and Holdings shall, jointly and severally, indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower or Holdings, as applicable, by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or Holdings, as the case may be to a Governmental Authority, the Borrower or Holdings, as the case may be, shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower or Holdings, as the case may be, is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and Holdings (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, Holdings or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower, Holdings or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower, Holdings or the Administrative Agent as will enable the Borrower, Holdings or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     (f) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
     Section 2.17. Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. The Borrower shall pay such Lender the amount shown as due on any such Certificate within ten (10) days after receipt thereof. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
     Section 2.18. Use of Proceeds. The proceeds of the Loans shall be available (and the Borrower agrees that it will use such proceeds and Letters of Credit) solely (a) to repay the Existing Obligations and (b) for general corporate purposes of the Borrower and the Restricted Subsidiaries in the ordinary course of business, including the exploration, acquisition and development of Oil and Gas Properties. Letters of Credit will be issued only to support general corporate purposes of the Borrower and the Restricted Subsidiaries in the ordinary course of business.
     Section 2.19. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
     (b) The Administrative Agent shall maintain the Register pursuant to Section 10.06(c), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan, made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable to the Lenders hereunder, (iii) the amount of each Lender’s participation in outstanding Letters of Credit and (iv) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
     (c) The entries made in the Register and the accounts of each Lender maintained pursuant hereto shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded, provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower in accordance with the terms of this Agreement.
     (d) The Borrower agrees that, upon the request to the Administrative Agent by any applicable Lender, the Borrower will execute and deliver to such Lender, as appropriate, a promissory note of the Borrower evidencing the Loans of such Lender, substantially in the form of Exhibit D with appropriate insertions as to date and principal amount (a “Note”). Each Lender is hereby authorized to record the Borrowing Date, the amount of each relevant Loan and the date and amount of each payment or prepayment of principal thereof, on the schedule annexed to and constituting a part of the Note evidencing such Loan and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure by a Lender to make any such recordation (or any error therein) shall not affect any of the obligations of the Borrower under such Note or this Agreement.
     Section 2.20. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
          (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06;
          (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Reimbursement Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.16) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
          (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter; and
          (iv) such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE III
LETTERS OF CREDIT
     Section 3.01. LC Commitment. (a) Subject to the terms and conditions hereof, the Issuing Bank, in reliance on the agreements of the other Lenders set forth in Section 3.04(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Bank; provided that the Issuing Bank shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the LC Obligations would exceed the LC Commitment, (ii) the Aggregate Outstanding Credit would exceed the Borrowing Base, or (iii) the aggregate amount of the Available Commitments would be less than zero. The Existing Letter of Credit shall constitute and be treated as a Letter of Credit issued pursuant to this Agreement.
     (b) Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a face amount of at least $250,000 (unless otherwise agreed by the Issuing Bank), and (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is one (1) year after the Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above); provided, further, that any Letter of Credit that expires after the Termination Date shall be Cash Collateralized at all times.
     (c) Letters of Credit may be either standby letters of credit or commercial letters of credit.
     (d) Each Letter of Credit shall be subject to ISP98 or the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of Ohio.
     (e) The Issuing Bank shall not at any time be obligated to issue any Letter of Credit if:
          (i) the issuance of such Letter of Credit would conflict with, or cause the Issuing Bank or any LC Participant to exceed any limits imposed by, any applicable Requirement of Law;
          (ii) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;
          (iii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank; or
          (iv) any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Bank has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Bank’s risk with respect to such Lender.
     (f) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in Article IX or Section 10.05(c) with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the documents associated therewith as fully as if the term “Administrative Agent” or “Agent” as used in Article IX or

Section 10.05(c) included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Bank.
     (g) References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the content otherwise requires.
     Section 3.02. Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Bank issue a Letter of Credit by delivering to the Issuing Bank at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Bank, and such other certificates, documents and other papers and information as the Issuing Bank may request. Upon receipt of any Application, the Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Bank be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Bank and the Borrower. The Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Bank shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).
     Section 3.03. Letter of Credit Fees, Commissions and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, shared ratably among the Lenders and payable quarterly in arrears on each LC Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Bank for its own account a fronting fee of 0.125% per annum on the stated face of each Letter of Credit, payable quarterly in arrears on each LC Fee Payment Date after the issuance date.
     (b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Bank for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
     Section 3.04. LC Participations. (a) The Issuing Bank irrevocably agrees to grant and hereby grants to each LC Participant, and, to induce the Issuing Bank to issue Letters of Credit hereunder, each LC Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Bank, on the terms and conditions hereinafter stated, for such LC Participant’s own account and risk an undivided interest equal to such LC Participant’s Applicable Percentage in the Issuing Bank’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Bank thereunder. Each LC Participant unconditionally and irrevocably agrees with the Issuing Bank that, if a draft is paid under any Letter of Credit for which the Issuing Bank is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such LC Participant shall pay to the Issuing Bank upon demand at the Issuing Bank’s address for notices specified herein an amount equal to such LC Participant’s Applicable Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.
     (b) If any amount required to be paid by any LC Participant to the Issuing Bank pursuant to Section 3.04(a) in respect of any unreimbursed portion of any payment made by the Issuing Bank under any Letter of Credit is paid to the Issuing Bank within three (3) Business Days after the date such payment is due, such LC Participant shall pay to the Issuing Bank on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any LC Participant pursuant to Section 3.04(a) is not made available to the Issuing Bank by such LC Participant within three (3) Business Days after the date such payment is due, the Issuing Bank shall be entitled to recover from such LC Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans. A certificate of the Issuing Bank submitted to any LC Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

     (c) Whenever, at any time after the Issuing Bank has made payment under any Letter of Credit and has received from any LC Participant its pro rata share of such payment in accordance with Section 3.04(a), the Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Bank), or any payment of interest on account thereof, the Issuing Bank will distribute to such LC Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Bank shall be required to be returned by the Issuing Bank, such LC Participant shall return to the Issuing Bank the portion thereof previously distributed by the Issuing Bank to it.
     (d) Each LC Participant’s obligation to purchase participating interests pursuant to Section 3.04(a) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such LC Participant or the Borrower may have against the Issuing Bank, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article IV; (iii) any adverse change in the condition (financial or otherwise) of any Loan Party; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
     Section 3.05. Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Bank on the Business Day next succeeding the Business Day on which the Issuing Bank notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Bank for the amount of (a) such draft so paid and (b) any Taxes, fees, charges or other costs or expenses incurred by the Issuing Bank in connection with such payment. Each such payment shall be made to the Issuing Bank at its address for notices specified herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 2.10(b) and (ii) thereafter, the Default Rate.
     Section 3.06. Obligations Absolute. The Borrower’s obligations under this Article III (including its reimbursement obligations under Section 3.05) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (a) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (b) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (c) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (d) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.
     Section 3.07. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Bank shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Bank to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.
     Section 3.08. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.
     Section 3.09. Cash Collateral Pledge. If there are any outstanding LC Obligations on the Termination Date, then the Borrower shall immediately Cash Collateralize all such outstanding LC Obligations.
ARTICLE IV
CONDITIONS PRECEDENT
     Section 4.01. Conditions to Initial Credit Extension. The agreement of each Lender to make the initial Credit Extension requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such Credit Extension on the Closing Date, of the following conditions precedent:
     (a) Credit Agreement; Other Loan Documents. The Administrative Agent shall have received the following, each of which shall be originals or, at the discretion of the Administrative Agent, telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of government officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent:
          (i) this Agreement, duly executed and delivered by the Administrative Agent, Holdings, the Borrower and each Person listed on Schedule 1.01;
          (ii) for the account of each of the Lenders that has requested a Note pursuant to Section 2.19(d), a Note conforming to the requirements hereof and duly executed and delivered by a duly authorized officer of the Borrower;
          (iii) the Guarantee and Collateral Agreement, duly executed and delivered by each Loan Party;
          (iv) the Holdings Guarantee, duly executed and delivered by Holdings;
          (v) the Holdings Pledge Agreement, duly executed and delivered by Holdings;
          (vi) the deposit account control agreements referred to in and required by Section 6.14 of this Agreement, duly executed by the Administrative Agent, the applicable Loan Parties, and the applicable financial institutions; and
          (vii) [Reserved]
          (viii) the Disbursement Letter, duly executed and delivered by the Borrower.
     (b) Resolutions. The Administrative Agent shall have received from each Loan Party, as applicable, (i) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, for each such Person and (ii) a certificate, dated the Closing Date and with counterparts for each Lender, duly executed and delivered by such Person’s Secretary or Assistant Secretary, managing member or general partner, as applicable, as to
     (A) resolutions of each such Person’s Board of Directors (or other managing body, in the case of other than a corporation) then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by such Person and the transactions contemplated hereby and thereby;

     (B) the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and
     (C) the full force and validity of each Organizational Document of such Person and copies thereof;
upon which certificates the Administrative Agent and each Lender may conclusively rely until they shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person.
     (c) Financial Statements. The Lenders shall have received (i) audited consolidated and consolidating financial statements of Holdings and its consolidated Subsidiaries for the 2003, 2004 and 2005 Fiscal Years and (ii) unaudited interim consolidated and consolidating financial statements of Holdings and its consolidated Subsidiaries for each fiscal month and quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of Holdings, the Borrower or any of its Subsidiaries, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.
     (d) Approvals. The Administrative Agent shall be satisfied that all governmental and third party licenses, permits, consents and approvals necessary in connection with the borrowings hereunder and the transactions contemplated hereby shall have been obtained and be in full force and effect. No order, decree, judgment, ruling or injunction shall exist which restrains the consummation of the transactions contemplated by the Loan Documents.
     (e) Initial Engineering Report. Receipt and review by the Administrative Agent and its counsel and engineers of an Internal Engineering Report covering the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries meeting the requirements applicable to such Engineering Reports in this Agreement and otherwise in form and substance satisfactory to the Administrative Agent and the Lenders in their sole discretion (the “Initial Engineering Report”).
     (f) Other Lien Searches. The Administrative Agent shall have received the results of recent Lien searches by a Person satisfactory to the Administrative Agent, of the Uniform Commercial Code, Intellectual Property, judgment and tax lien filings that may have been filed with respect to personal property of the Loan Parties, and the results of such searches shall be satisfactory in form and substance to the Administrative Agent.
     (g) Environmental Matters. The Administrative Agent and the Lenders shall be satisfied with the environmental condition of the Oil and Gas Properties and other assets of the Borrower and its Restricted Subsidiaries.
     (h) Fees and Expenses. The Lenders and the Administrative Agent shall have received all fees and other amounts required to be paid, and all expenses for which invoices have been presented (including the reasonable fees, expenses and disbursements of legal counsel), on or before the Closing Date, together with such additional amounts as shall constitute each such counsel’s reasonable estimate of fees, expenses and disbursements to be incurred by such counsel in connection with the recording and filings of any Mortgages and UCC financing statements. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.
     (i) Closing Certificates. The Administrative Agent shall have received, with a counterpart for each Lender, (i) a certificate of Holdings, dated the Closing Date, substantially in the form of Exhibit B-1, with appropriate insertions and attachments, and (ii) a certificate of the Borrower dated the Closing Date, substantially in the form of Exhibit B-2, with appropriate insertions and attachments.
     (j) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

          (i) the legal opinion of Stephen P. Carson, senior corporate counsel of Holdings, the Borrower and the Restricted Subsidiaries, substantially in the form of Exhibit F-1;
          (ii) the legal opinion of Black, McCuskey, Souers & Arbaugh, special Ohio counsel to the Administrative Agent, substantially in the form of Exhibit F-2; and
          (iii) the legal opinion of Maitland & Company, Barristers and Solicitors, special Canadian counsel to Holdings, in form and substance satisfactory to the Administrative Agent.
Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.
     (k) Pledged Equity Interests; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the Pledged Equity Interests and the Pledged Stock (as defined in the Holdings Pledge Agreement), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each of the Pledged Notes endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
     (l) Actions to Perfect Liens. The Administrative Agent shall have received evidence satisfactory to it that all filings, recordings, registrations, and other actions necessary, or in the opinion of the Administrative Agent, desirable to perfect and protect the Liens created by the Security Documents (other than the Mortgages) shall have been completed (including, without limitation, the filing of financing statements on form UCC-1 and receipt by the Administrative Agent of duly executed payoff letters, UCC-3 termination statements (or authorizations to terminate financing statements)).
     (m) Solvency Certificate. The Administrative Agent shall have received (i) a Solvency Certificate, in substantially the form of Exhibit I-1, executed by the chief financial officer of Holdings, and a Solvency Certificate, in substantially the form of Exhibit I-2, executed by the chief financial officer of the Borrower.
     (n) Insurance. The Administrative Agent shall have received insurance certificates and endorsements satisfying the requirements of Section 6.06(b) of this Agreement and Section 5.02(b) of the Guarantee and Collateral Agreement.
     (o) Existing Obligations. The Administrative agent shall have received evidence satisfactory to it that the Existing Obligations have been or, substantially contemporaneously with the Closing Date, will be, paid and satisfied in full and that all Liens created under any Existing Security Document (other than liens created under any Existing Mortgage which is being amended and restated pursuant to a new Mortgage) and Existing Guarantees shall have been terminated.
     (p) Related Agreements. The Administrative Agent shall have received true and correct executed copies, certified as to authenticity by the Borrower, of the NGAS Securities Purchase Documents and such other documents or instruments as may be requested by the Administrative Agent, including a copy of each Hedge Agreement, debt instrument, security agreement, mortgage, deed of trust, and other Material Contract to which any Loan Party or any of its Subsidiaries may be a party, together with all amendments, modifications and supplements to any of the foregoing.
     (q) No Litigation. There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that could reasonably be expected to have a Material Adverse Effect.
     (r) Capitalization; Legal Structure. The Lenders shall be satisfied with the corporate and legal structure and capitalization of each Loan Party and each of its Subsidiaries, including the terms and conditions of their Organizational Documents and each class of Equity Interests in each Loan Party and each such Subsidiary and of each agreement or instrument relating to such structure or capitalization.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     Section 4.02. Conditions to Each Credit Extension. The agreement of each Lender to make any Credit Extension requested to be made by it on any date (including its initial Credit Extension) is subject to the satisfaction of the following conditions precedent:
     (a) Representations and Warranties. Each of the representations and warranties of the Loan Parties contained in each Loan Document shall be true and correct on and as of such date, before and after giving effect to such Credit Extension and application of the proceeds therefrom, as if made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case, they shall be true and correct as of such earlier date;
     (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or would result from such Credit Extension or the application of the proceeds therefrom;
     (c) Availability. After giving effect to any Credit Extension, Availability would not be less than zero; and
     (d) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement, the other Loan Documents shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.
Each Credit Extension hereunder shall be deemed to be a representation and warranty by the Borrower that the conditions specified in this Section 4.02 have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     To induce the Administrative Agent, the Issuing Bank and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent, the Issuing Bank and each Lender that:
     Section 5.01. Financial Condition. The audited consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at December 31, 2003, December 31, 2004, and December 31, 2005, and the related consolidated and consolidating statements of income and of cash flows for the Fiscal Years ended on such dates, reported on by and accompanied by an unqualified report from Kraft, Berger, Grill, Schwartz, Cohen & March LLP, present fairly on a consolidated and consolidating basis the financial condition of Holdings and its Subsidiaries as at such date, and on a consolidated and consolidating basis the results of their operations and their cash flows for the respective Fiscal Years then ended. The unaudited consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at June 30, 2006, and the related unaudited consolidated and consolidating statements of income and cash flows for the three-month period ended on such date, present fairly the consolidated and consolidating financial condition of Holdings and its Subsidiaries as at such date, and the results of their operations and their consolidated and consolidating cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Indebtedness or Guarantee Obligations, contingent obligations or liabilities of any kind (including any liabilities for taxes, obligations under farm-in agreements or similar arrangements, obligations under long-term leases and unusual forward or long-term commitments (or unrealized or anticipated losses from any unfavorable commitments), and any obligations in respect of Hedge Agreements and Synthetic Debt) that are not referred to or reflected or provided for in the most recent financial statements referred to in this paragraph. During the period from December 31, 2005, to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.
     Section 5.02. No Change. Since December 31, 2005, there has been no development, event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
     Section 5.03. Corporate Existence; Compliance With Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 5.04. Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 5.04, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 5.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
     Section 5.05. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate, conflict with or create a default under any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to any Loan Party could reasonably be expected to have a Material Adverse Effect.
     Section 5.06. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
     Section 5.07. No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
     Section 5.08. Ownership of Property; Liens. Except as otherwise provided in Section 5.18 with respect to Oil and Gas Properties, each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property of any Loan Party is subject to any Lien except Permitted Liens.

     Section 5.09. Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.
     Section 5.10. Taxes. Each Group Member has filed or caused to be filed all Federal, state and other Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no Tax Lien has been filed, and, to the knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge. The Federal income Tax liabilities of each Group Member have been audited by the Internal Revenue Service and satisfied for all taxable years up to and including the taxable year December 31, 2005. No Group Member is a party to any Tax sharing or Tax allocation agreement.
     Section 5.11. Margin Stock. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for, and no part of the proceeds of any Loans will be used for, “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
     Section 5.12. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.
     Section 5.13. ERISA. Set forth on Schedule 5.13 is a complete and accurate list of all Plans. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by more than $500,000 in the aggregate as to all such Plans. Neither Holdings, the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither Holdings, the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.
     Section 5.14. Investment Company Act; Other Regulations. No Group Member is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940. No Group Member is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.
     Section 5.15. Subsidiaries; Etc. As of the Closing Date, (a) Schedule 5.15 sets forth (i) each Subsidiary of Holdings, (ii) the full legal name and jurisdiction of incorporation or other organization of (y) each Subsidiary of

Holdings and the Borrower and (y) each Drilling Program Partnership and Drilling Program and, as to each such Subsidiary and Drilling Program Partnership and Drilling Program, the percentage of each class of Equity Interests owned by any Group Member and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock or similar options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of any Group Member.
     Section 5.16. Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
     (a) the Properties owned, leased or operated by any Group Member do not contain, and have not previously contained, any Hazardous Materials in amounts or concentrations or under circumstances that constitute or constituted a violation of any Environmental Law or could give rise to any Environmental Liability;
     (b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, Environmental Liability or potential Environmental Liability or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;
     (c) Hazardous Materials have not been transported or disposed of from the Properties in violation of any Environmental Law, or in a manner or to a location that could give rise to any Environmental Liability, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to any Environmental Liability;
     (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
     (e) there has been no release or threat of release of Hazardous Materials at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to any Environmental Liability;
     (f) the Properties and all operations at the Properties are in compliance, and have in the last five (5) years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and
     (g) no Group Member has assumed any Environmental Liability of any other Person.
     Section 5.17. Accuracy of Information, Etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, report, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the

Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents. There are no statements or conclusions in any Engineering Report delivered to the Administrative Agent which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein (it being understood that projections concerning volumes attributable to Oil and Gas Properties and production and cost estimates contained in each Engineering Report are necessarily based upon professional opinions, estimates and projections and that Holdings, the Borrower and its Restricted Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate).
     Section 5.18. Oil and Gas Properties. (a) The Borrower and each of its Restricted Subsidiaries has good and defensible title to, or a valid leasehold interest in, all of its respective Oil and Gas Properties, and none of such Oil and Gas Properties is subject to any Lien except for Permitted Liens. All such Oil and Gas Properties are valid, subsisting, and in full force and effect, and all rentals, royalties and other amounts due and payable in respect thereof have been duly paid. After giving full effect to Permitted Liens, the Borrower or the Restricted Subsidiary specified as the owner of any such Oil and Gas Properties owns the net interests in production attributable to the Oil and Gas Properties as reflected in the most recently delivered Engineering Report, and the ownership of such Oil and Gas Properties does not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Oil and Gas Property in an amount in excess of the working interest of such Oil and Gas Property set forth in the most recently delivered Engineering Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such Oil and Gas Property.
     (b) All Oil and Gas Properties of the Borrower and its Restricted Subsidiaries (and all properties unitized therewith) have been and are being maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards, in conformity with all applicable Requirements of Law and in conformity with the provisions of all leases, subleases and other contracts comprising any part of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries and in conformity with any existing Permitted Liens. None of the Oil and Gas Properties of the Borrower or any of its Restricted Subsidiaries is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time). None of the wells comprising any part of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries (or properties unitized therewith) are deviated from the vertical more than the maximum permitted by applicable Requirements of Law, and such wells are bottomed under and are producing from, and the well bores are wholly within, such Oil and Gas Properties (or in the case of wells located on properties unitized therewith, such unitized properties) of the Borrower or any such Restricted Subsidiary. All or substantially all of the wells comprising part of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries are currently in production, except for temporary shut-ins. Each well drilled in respect of Proved Developed Producing Reserves of the Borrower and its Restricted Subsidiaries described in the Initial Engineering Report and each subsequent Engineering Report delivered to the Administrative Agent (i) is capable of, and is presently, either producing Hydrocarbons in commercially profitable quantities or in the process of being worked over or enhanced, and the Borrower or the Restricted Subsidiary that owns such Proved Developed Producing Reserves is currently receiving payments for its share of production, with no funds in respect of any thereof being presently held in suspense pending delivery of appropriate division orders, and (ii) has been drilled, bottomed, completed, and operated in compliance with all applicable Requirements of Law. The Borrower and each Restricted Subsidiary has obtained all governmental approvals, consents, licenses and permits and all easements, rights-of-way and other fee and leasehold interests necessary to own, drill, develop and operate its Oil and Gas Properties, all of which are in full force and effect and neither the Borrower nor any of its Restricted Subsidiaries has received notice from any Governmental Authority or other Person of any violations in respect of any such licenses or permits.
     (c) All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Restricted Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its Restricted Subsidiaries, in a manner consistent with the Borrower’s or such Restricted Subsidiary’s past practices. All material Leases, deeds, and other agreements forming any part of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries to which Proved Reserves are attributed in the Initial Engineering Report and each subsequent Engineering Report delivered to the Administrative Agent are valid and subsisting and in full force and effect. All rents, royalties and other payments due and payable under such Leases, deeds, and other agreements have been properly and timely paid other than to the extent such could not reasonably be expected to cause the loss or forfeiture of any such Proved Reserves. None of the Borrower nor any of its Restricted Subsidiaries (i) is in default with respect to any of its obligations (and no such Loan Party is aware of any default by any third party with respect to such third party’s obligations) under any such Leases, deeds, and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any part of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries, where such default could materially adversely affect the ownership or operation of any such Oil and Gas Properties to which any Proved Reserves are attributable. None of the Borrower nor any of its Restricted Subsidiaries (i) is currently accounting for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Loan Party than proceeds received by such Loan Party (calculated at the well) from sale of production, or (ii) has any liability (or alleged liability) to account for the same on any such less favorable basis.
     (d) The Oil and Gas Properties of the Borrower and its Subsidiaries that are included in the Initial Borrowing Base are listed on Schedule 5.18(d).
     Section 5.19. Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Equity Interests described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Equity Interests are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 5.19(a) in appropriate form are filed in the offices specified on Schedule 5.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Equity Interests, Permitted Liens).
     (b) Upon the execution and delivery thereof, each of the Mortgages will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 5.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and its Restricted Subsidiaries in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except Permitted Liens).
     (c) The Holdings Pledge Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Pledged Stock and the other Collateral (as defined in the Pledge Agreement). In the case of the Pledged Stock, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Pledge Agreement, when financing statements and other filings specified on Schedule 5.19(c) in appropriate form are filed in the offices specified on Schedule 5.19(c), the Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of Holdings in and to the Pledged Stock and the other Collateral, as security for the Obligations, in each case, prior and superior in right to any other Person.
     Section 5.20. Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.
     Section 5.21. Certain Documents. The Borrower has delivered to the Administrative Agent complete and correct executed copies of each of the NGAS Securities Purchase Documents, including any amendments, supplements or modifications with respect to any of the foregoing. The NGAS Warrants have expired in accordance with their terms.
     Section 5.22. Material Contracts. Schedule 5.22 sets forth as of the Closing Date a complete and accurate list of all Material Contracts of the Borrower and its Restricted Subsidiaries, showing the parties, subject matter and term thereof. Each such Material Contract has been duly authorized, executed and delivered by all of the parties thereto, has not been amended, supplemented or otherwise modified, is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and there exists no default or termination event under any Material Contract by any party thereto.
     Section 5.23. Insurance. Schedule 5.23 sets forth as of the Closing Date a complete and accurate list of all policies of insurance maintained by the Borrower and its Restricted Subsidiaries, showing with respect to each such policy the type of insurance, the coverage amount, the carrier, and the duration of coverage. All premiums with respect to such policies of insurance have been fully paid.
     Section 5.24. Marketing Arrangements. Except as set forth in Schedule 5.24, no Oil and Gas Property of the Borrower or any Restricted Subsidiary is subject to any contractual or other arrangement (i) whereby payment for production is or can be deferred for a substantial period after the month in which such production is delivered (in the case of oil, not in excess of sixty (60) days, and in the case of gas, not in excess of ninety (90) days) or (ii) whereby payments are made to any such Loan Party other than by check, draft, wire transfer or other similar writings, instruments or communications for the immediate payment of money. Except for production sales contracts, processing agreements, transportation agreements and other agreements relating to the marketing of production that are listed in Schedule 5.24 in connection with the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries to which such contract or agreement relates: (i) no Oil and Gas Property of any such Loan Party is subject to any contractual or other arrangement for the sale, processing or transportation of production (or otherwise related to the marketing of production) which cannot be canceled on less than one hundred twenty (120) days’ notice and (ii) all contractual or other arrangements for the sale, processing or transportation of production (or otherwise related to the marketing of production) are bona fide arm’s length transactions made on the best terms reasonably available with third parties not affiliated with the Loan Parties. The Borrower and each Restricted Subsidiary is presently receiving a price for all production from (or attributable to) each of its respective Oil and Gas Properties covered by a production sales contract or marketing contract listed in Schedule 5.24 that is computed in accordance with the terms of such contract, and no Loan Party is having deliveries of production from such Oil and Gas Property curtailed by any purchaser or transporter of production substantially below such property’s delivery capacity, except for curtailments caused (a) by an act or event of force majeure not reasonably within the control of and not caused by the fault or negligence of any Loan Party and which by the exercise of reasonable diligence such Loan Party is unable to prevent or overcome, and (b) by routine maintenance requirements in the ordinary course of business.
     Section 5.25. Right to Receive Payment for Future Production. Except as set forth in Schedule 5.25, neither the Borrower nor any Restricted Subsidiary, nor any of their respective predecessors in title, has received or is obligated in any material respect by virtue of any prepayments (including payments for gas not taken pursuant to “take or pay” or other similar arrangements) for any Hydrocarbons produced or to be produced from any Oil and Gas Properties of the Borrower or any Restricted Subsidiary after the date hereof. Except as set forth in Schedule 5.25, no Oil and Gas Property of the Borrower or any Restricted Subsidiary is subject to any “take or pay,” gas imbalances or other similar arrangement (i) which can be satisfied in whole or in part by the production or transportation of gas from other properties or (ii) as a result of which production from any such Oil and Gas Property may be required to be delivered to one or more third parties without payment (or without full payment) therefor as a result of payments made, or other actions taken, with respect to other properties. Except as set forth in Schedule 5.25, there is no Oil and Gas Property of the Borrower or any Restricted Subsidiary with respect to which the Borrower or any Restricted Subsidiary, or any of their respective predecessors in title, has, prior to the date hereof, taken more (overproduced), or less (“underproduced”), gas from the lands covered thereby (or pooled or unitized therewith) than its ownership interest in such Oil and Gas Property would entitle it to take; and Schedule 5.25 accurately reflects, for each well or unit with respect to which such an imbalance is shown thereon to exist, (i) whether the Borrower, any such Restricted Subsidiary or any such Oil and Gas Property is overproduced or underproduced and (ii) the volumes (in cubic feet or British thermal units) of such overproduction or underproduction and the effective date of such information. No Oil and Gas Property of the Borrower or any Restricted Subsidiary is subject at the present time to any regulatory refund obligation and, to the best of the Borrower’s knowledge, no facts exist which might cause the same to be imposed.
     Section 5.26. Foreign Assets Control Regulations, Etc.

     (a) Neither the making of the Loans to the Borrower hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
     (b) No Group Member (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. Each Group Member is in compliance, in all material respects, with the USA Patriot Act.
     (c) No part of the proceeds from the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Borrower.
ARTICLE VI
AFFIRMATIVE COVENANTS
     Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender, the Issuing Bank or the Administrative Agent hereunder, each of Holdings and the Borrower shall, and shall cause each of the Restricted Subsidiaries to:
     Section 6.01. Financial Statements. Furnish to the Administrative Agent and each Lender:
     (a) as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, a copy of the audited consolidated and consolidating balance sheets of the Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated and consolidating statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Kraft, Berger, Grill, Schwartz, Cohen & March LLP or other independent certified public accountants of nationally recognized standing;
     (b) as soon as available, but in any event not later than forty-five (45) days after the end of each of the first three quarterly periods of each Fiscal Year of the Borrower, the unaudited consolidated and consolidating balance sheets of the Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating statements of income and of cash flows for such quarter and the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and
     (c) as soon as available, but in any event not later than forty-five (45) days after the end of each month occurring during each Fiscal Year of the Borrower (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated and consolidating balance sheets of the Holdings and its Subsidiaries as at the end of such month and the related unaudited consolidated and consolidating statements of income and of cash flows for such month and the portion of the Fiscal Year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

     Section 6.02. Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (j), to the relevant Lender):
     (a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate.
     (b) concurrently with the delivery of any financial statements pursuant to Section 6.01, (i) a Compliance Certificate executed by a Responsible Officer (x) stating that each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (y) containing all information and calculations necessary for determining compliance by each Loan Party with the provisions of this Agreement referred to therein as of the last day of the Fiscal Quarter or Fiscal Year of the Borrower, as the case may be; (ii) to the extent not previously disclosed to the Administrative Agent in writing, a description of any change in the jurisdiction of organization or name of any Loan Party and a list of all Intellectual Property and real property (including any leasehold interests) acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (iii) (or, in the case of the first such list so delivered, since the Closing Date); and (iii) a true and complete list of all Hedge Agreements (including any master agreements and each agreement or document evidencing any transaction entered into and then existing thereunder) of the Borrower and each Restricted Subsidiary as of the last Business Day of such Fiscal Quarter or Fiscal Year, which shall include a description of all material terms and provisions thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value thereof, any credit support providers and credit support documents relating thereto, any guarantees provided or cash, Cash Equivalents or other margin required or supplied under any credit support document or pursuant to the rules of any derivatives exchange (or other self-regulatory organization governing or relating to such derivatives exchange), the Approved Hedge Counterparty to each such Hedge Agreement, and the Credit Rating of each such Approved Hedge Counterparty (or such Approved Hedge Counterparty’s guarantor or other credit support provider);
     (c) as soon as available, and in any event no later than forty-five (45) days after the end of each Fiscal Year of the Borrower, a detailed consolidated budget of the Borrower and its Subsidiaries, in form reasonably satisfactory to the Administrative Agent, for the following Fiscal Year (the “Budget”), which Budget shall in each case be accompanied by a certificate of a Responsible Officer stating that such Budget is based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Budget is incorrect or misleading in any material respect;
     (d) within forty-five (45) days after the end of each Fiscal Quarter of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, as compared to the portion of the Budget covering such periods and to the comparable periods of the previous year;
     (e) no later than ten (10) Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification under or pursuant to any NGAS Securities Purchase Documents or any Hedge Agreement;
     (f) within five (5) days after the same are sent, copies of all financial statements, reports, proxy statements, and material notices that any Group Member sends to any holder of any of its debt securities (including pursuant to the NGAS Securities Purchase Documents) or Equity Interests and, within five (5) days after the same are filed, copies of all financial statements, reports, proxy statements and other materials that Holdings or the Borrower may make to, or file with, the SEC;
     (g) as soon as available and in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, (a) a report in form and substance satisfactory to the Administrative Agent outlining all insurance coverage maintained as of the date of such report by the Group Members (specifying the type, amount, deductibles and carrier) and the duration of such coverage, and (b) an insurance broker’s statement that all premiums then due and payable with respect to such coverage have been paid and confirming compliance by the Group Members with Section 6.06(b) of this Agreement and Section 5.02 (a) of the Guarantee and Collateral Agreement;
     (h) as soon as available and in any event within five (5) Business Days after the receipt thereof, copies of any “management letter” or similar letter or report received by Holdings or the Borrower from its independent public accountants;
     (i) by November 1 of each year, an updated business plan for the Borrower and its Restricted Subsidiaries, including proposed budgets and plans for the drilling, operation and development of their Oil and Gas Properties, in form and substance reasonably satisfactory to the Administrative Agent; and
     (j) promptly, such additional financial and other information as any Lender may from time to time reasonably request.
     Section 6.03. Oil and Gas Reporting. Furnish to the Administrative Agent and each Lender:
     (a) as soon as available and in any event on or before each April 1 of each year, an Independent Engineering Report dated effective as of January 1 for such year;
     (b) as soon as available and in any event on or before October 1 of each year an Internal Engineering Report dated effective as of the immediately preceding July 1;
     (c) such other data and information as may be reasonably requested by the Administrative Agent or any Lender with respect to any of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries, including all such Oil and Gas Properties that are included or to be included in the Borrowing Base;
     (d) with the delivery of each Engineering Report, a certificate from a Responsible Officer of the Borrower, in form satisfactory to the Administrative Agent, certifying that: (i) the information contained in the Engineering Report and any other information delivered in connection therewith is true and correct, (ii) the Borrower and each of its Restricted Subsidiaries, as applicable, owns good and defensible title to the Oil and Gas Properties evaluated in such Engineering Report and, to the extent required by Section 6.10(d), such Properties are subject to an Acceptable Security Interest, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Engineering Report which would require the Borrower or any Restricted Subsidiary to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of its Oil and Gas Properties have been sold since the date of the last determination of the Borrowing Base, except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as required by the Administrative Agent, (v) attached as an exhibit to the certificate is (A) a list of all Oil and Gas Properties added to and deleted from the immediately preceding Engineering Report and (B) a list showing any change in working interest or net revenue interest in any Oil and Gas Properties covered in the Engineering Report and the reason for each such change, (vi) attached as an exhibit to the certificate is a list of all Persons disbursing proceeds to the Borrower or to any Guarantor, as applicable, from its Oil and Gas Properties, (vii) all of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries that are subject to an Acceptable Security Interest are listed on an exhibit to the certificate, (viii) except as set forth on an exhibit to the certificate, none of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries are subject to any farm-in, farm-out or similar arrangement, and (ix) attached as an exhibit to the certificate is a monthly cash flow budget for the twelve (12) months following the delivery of such certificate setting forth the Borrower’s projections for production volumes, revenues, expenses, taxes and budgeted capital expenditures during such period;
     (e) with the delivery of each Engineering Report and otherwise at any time upon the request of the Administrative Agent, a variance analysis with projection of drilling, production, sales and revenues for the succeeding twelve (12) month period for the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries; and

     (f) as soon as available and in any event within sixty (60) days after the end of each Fiscal Quarter, commencing with the fiscal quarter ending December 31, 2006, a report certified by a Responsible Officer of the Borrower in form and substance satisfactory to the Administrative Agent prepared by the Borrower covering each of the Mortgaged Properties of the Borrower and its Restricted Subsidiaries and detailing on a quarterly basis (i) the production, revenue, and price information and associated operating expenses for each such quarter, (ii) any changes to any producing reservoir, production equipment, or producing well during each such quarter, which changes could have a Material Adverse Effect and (iii) any sales of the Borrower’s or any Restricted Subsidiary’s Oil and Gas Properties during each such quarter.
     Section 6.04. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent or a default occurs thereunder, as the case may be, all its Indebtedness and other obligations of whatever nature, including Tax liabilities, except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings, (b) reserves in conformity with GAAP with respect thereto have been provided on the books of the Group Members, (c) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, and (d) the failure to make payment pending the resolution of such contest could not reasonably be expected to have a Material Adverse Effect.
     Section 6.05. Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) without limiting the Borrower’s obligations under Section 6.13, take all reasonable action to maintain in full force and effect all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.04 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 6.06. Maintenance of Property; Insurance; Bonding. (a) Keep all Property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, (b) maintain, with financially sound and reputable insurance companies, insurance on all of its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are customarily maintained by companies engaged in the same or a similar business operating in the same or similar locations, and (c) maintain all bonds and letters of credit in lieu of bonds that it is required to maintain (by applicable Requirements of Law, Lease terms, or consistent with prudent industry practices) in order to carry out development and production operations on its Oil and Gas Properties.
     Section 6.07. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.
     Section 6.08. Notices. Promptly give notice to the Administrative Agent and each Lender of:
     (a) the occurrence of any Default or Event of Default;
     (b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
     (c) the filing or commencement of any litigation, proceeding or other claim against or affecting any Group Member (i) in which the amount involved is $500,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

     (d) any assertion of any Environmental Liability by any Person or any other claim under any Environmental Law by any Person against, or with respect to any activities or properties of, Holdings, the Borrower or any of its Subsidiaries in which the amount of the Environmental Liability or claim is $500,000 or more;
     (e) the following events, as soon as possible and in any event within thirty (30) days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;
     (f) any material change in accounting policies or financial reporting practices by any Group Member;
     (g) the occurrence of any occurrence of any material breach, default, event of default or termination event under, or repudiation or termination of any Material Contract; and
     (h) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 6.08 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.
     Section 6.09. Environmental Laws. (a) Comply with, and ensure compliance by all tenants, subtenants, and any Persons using, developing or operating any of their Oil and Gas Properties, if any, with all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.
     (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
     Section 6.10. Collateral; Restricted Subsidiaries; Oil and Gas Properties. (a) With respect to any Property acquired after the Closing Date by the Borrower or any Restricted Subsidiary (other than (x) any property described in paragraph (b), (c) or (d) below and (y) any property subject to a Lien expressly permitted by Section 7.03(f)) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents or agreements as the Administrative Agent may require to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property and (ii) take all actions required by the Administrative Agent to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.
     (b) With respect to any fee interest in any real Property (other than Oil and Gas Properties) having a value (together with improvements thereof) of at least $100,000 acquired after the Closing Date by the Borrower or any Restricted Subsidiary (other than any such real Property subject to a Lien expressly permitted by Section 7.03(f)), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real Property, (ii) if requested by the Administrative Agent, provide the Secured Parties with (v) title and extended coverage insurance covering such real Property in an amount at least equal to the purchase price of such real Property (or such other amount as shall be specified by the Administrative Agent), together with such endorsements as the Administrative Agent may require, (w) a current ALTA survey of such real Property, together with a surveyor’s certificate, (x) an environmental site assessment report for such real property, (y) an appraisal of such real Property, and (z) such consents, waivers, and estoppels, and intercreditor, attornment and subordination agreements as may be required by the Administrative Agent in connection with such Mortgage, each of the foregoing to be in scope, form and substance satisfactory to the Administrative Agent, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, satisfactory to the Administrative Agent.
     (c) With respect to any Restricted Subsidiary created or acquired after the Closing Date by the Borrower or any Restricted Subsidiary (which, for the purposes of this paragraph (c), shall include any Unrestricted Subsidiary that becomes or is designated by the Borrower as a Restricted Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement and take such other action as the Administrative Agent may require to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Equity Interests of such new Restricted Subsidiary, (ii) deliver to the Administrative Agent the certificates representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Restricted Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take all actions required by the Administrative Agent to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Restricted Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Restricted Subsidiary, substantially in the form of Exhibit B, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, satisfactory to the Administrative Agent.
     (d) Cause on or before the sixtieth (60th) day following the Closing Date and at all times thereafter, the Administrative Agent to have an Acceptable Security Interest in all Oil and Gas Properties of the Borrower and its Restricted Subsidiaries included in the Borrowing Base.
     Section 6.11. Title Information. (a) Provide (or cause to be provided) to the Administrative Agent and the Lenders and their counsel within sixty (60) days after the Closing Date (i) all Oil and Gas Title Information deemed necessary or appropriate by the Administrative Agent and the Lenders with respect to all Oil and Gas Properties of the Borrower and its Restricted Subsidiaries included or to be included in the Borrowing Base, and (ii) all UCC and other lien searches and title searches requested by the Administrative Agent covering such Oil and Gas Properties in the appropriate records of the states and counties in which such Oil and Gas Properties are located, setting forth the status of title to such Oil and Gas Properties. Such Oil and Gas Title Information shall be satisfactory to the Administrative Agent and the Lenders and shall reveal no defects in title, or liens or other encumbrances, on or with respect to such Oil and Gas Properties except for Permitted Liens.
     (b) Deliver to the Administrative Agent promptly (and in any event within thirty (30) days after the same becomes available):
          (i) copies of any and all Oil and Gas Title Information covering or relating to any Oil and Gas Properties of the Borrower and its Restricted Subsidiaries included or to be included in the Borrowing Base that the Borrower or any of its Restricted Subsidiaries obtained after the Closing Date which has not previously been delivered to the Administrative Agent prior to such date;
          (ii) without limiting clause (a) above, with respect to any Oil and Gas Properties acquired by, or otherwise assigned, transferred or conveyed to, or drilled or developed by, the Borrower or any of its Restricted Subsidiaries after the Closing Date that are included or to be included in the Borrowing Base (collectively, “After-Acquired Oil and Gas Properties”), (A) copies of (or, in the discretion of the Administrative Agent, access of the Administrative Agent and its counsel and engineers to) any and all Oil and Gas Title Information covering or relating to such After-Acquired Oil and Gas Properties and received or obtained by or provided to the Borrower or any Restricted Subsidiary in connection with such acquisition, assignment, transfer, conveyance or drilling (it being further understood and agreed that if the Borrower or any Restricted Subsidiary is entitled to receive or will receive any title opinions covering or relating to any such After-Acquired Oil and Gas Properties, the Borrower or such

          Restricted Subsidiary shall cause the Administrative Agent and the Secured Parties to be named as addressees of such title opinions), and (B) without limiting clause (b)(ii)(A) above, if the Borrower or the Administrative Agent determines that any such After-Acquired Oil and Gas Properties (1) has an aggregate value in excess of 10% of the aggregate value of all Oil and Gas Properties of the Borrower and its Restricted Subsidiaries included in the Borrowing Base (as determined by the Administrative Agent and the Lenders in connection with determination of the Initial Borrowing Base or the most recently redetermined Borrowing Base immediately preceding the date of such acquisition, assignment, transfer or conveyance, or date of commencement of such drilling (as applicable)), or (2) is located in a Non-Appalachian State, the Borrower or relevant Restricted Subsidiary shall provide (or cause to be provided) title opinions naming the Administrative Agent and the Lenders as addressees thereof and other Oil and Gas Title Information covering or relating to such After-Acquired Oil and Gas Properties, in each case as requested by and in form and substance satisfactory to the Administrative Agent; and
          (iii) other information as the Administrative Agent and the Lenders shall from time to time request to identify and verify the status of title of any After-Acquired Oil and Gas Properties or any other Oil and Gas Properties of the Borrower and its Restricted Subsidiaries included or to be included in the Borrowing Base and the validity, perfection and priority of the Liens created in favor of the Administrative Agent (for the benefit of the Secured Parties) on the Mortgaged Properties and such other related matters and information pertaining to any of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries included or to be included in the Borrowing Base as the Administrative Agent shall reasonably request.
     (c) Deliver, or cause to be delivered, to the Administrative Agent from time to time upon the request of the Administrative Agent, at the sole expense of the Borrower, such legal opinions as the Administrative Agent may require, from counsel satisfactory to the Administrative Agent, with respect to any and all Mortgages executed and delivered by the Borrower or any Restricted Subsidiary after the Closing Date.
     Section 6.12. Preparation of Environmental Reports. At the request of the Administrative Agent from time to time, provide to the Administrative Agent and the Lenders within sixty (60) days after such request, at the expense of the Borrower, an environmental site assessment report for any of its or its Restricted Subsidiaries’ Properties described in such request, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties. Without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and each of Holdings and the Borrower hereby grants and agrees to cause any Subsidiary that owns any Property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective Properties to undertake such an assessment.
     Section 6.13. Oil and Gas Properties.
     (a) Preserve, maintain, protect and keep in good repair, working order, condition and efficiency all of its respective Oil and Gas Properties and other material Properties and make all necessary repairs, renewals, replacements and improvements thereto so that at all times the state and condition of all such Oil and Gas Properties and other material Properties will be fully preserved and maintained.
     (b) Promptly (i) pay and discharge, or cause to be paid and discharged, all rentals, royalties, expenses, Taxes and Indebtedness accruing under the leases or other agreements affecting or pertaining to its respective Oil and Gas Properties, and (ii) do all other things necessary to keep unimpaired its rights with respect thereto and prevent any forfeiture thereof or default thereunder.
     (c) Promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with prudent industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements applicable to or affecting its interests in its respective Oil and Gas Properties or the production and sale of Hydrocarbons therefrom.

     (d) Maintain in full force and effect all permissions, licenses, easements, rights-of-way and leasehold and fee interests, and all governmental approvals, authorizations, consents and permits necessary for the ownership, development and operation of its respective Oil and Gas Properties.
     (e) Operate its respective Oil and Gas Properties (or cause such Oil and Gas Properties to be operated) on a continuous basis in a careful and efficient manner in accordance with the usual and customary practices of the industry and in compliance with all applicable Contractual Obligations and all applicable Requirements of Law.
     (f) To the extent its interests in any Oil and Gas Properties are owned or operated by Persons other than any Loan Party, it shall cause any such owner or operator of such Oil and Gas Properties to comply with this Section 6.13 and shall seek to enforce such owner’s or operator’s Contractual Obligations to maintain, develop and operate such Oil and Gas Properties (subject to applicable operating agreements).
     Section 6.14. Deposit Accounts. Cause all production proceeds attributable to the Mortgaged Properties of and other revenues of the Borrower and its Restricted Subsidiaries (other than production proceeds held in a Restricted Account) to be paid and deposited into the CBT Controlled Account or other deposit accounts of such Loan Party maintained with financial institutions acceptable to the Administrative Agent that are subject to control agreements in favor of the Administrative Agent for the benefit of the Secured Parties, each in form and substance satisfactory to the Administrative Agent.
     Section 6.15. Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Group Member is entitled to make under such Material Contract, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.
     Section 6.16. Protection Against Draining of Hydrocarbons. To the extent that the Oil and Gas Properties of the Borrower or any of its Restricted Subsidiaries (i) are operated by the Borrower or any of its Restricted Subsidiaries, act as a reasonably prudent operator in an effort to identify and prevent the occurrence of any draining of Hydrocarbons from such Oil and Gas Properties and (ii) are not operated by Borrower or any of its Restricted Subsidiaries, utilize its property and contractual rights as a reasonably prudent owner in an effort to identify and prevent the occurrence of any draining of Hydrocarbons from such Oil and Gas Properties.
     Section 6.17. Further Assurances; Cure of Title Defects. (a) Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, correct, any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.
     (b) Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Administrative Agent or any Lender the rights granted or now or hereafter intended to be granted to the Administrative Agent or any Lender under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party.
     (c) Within thirty (30) days after a request by the Administrative Agent or the Required Lenders to cure any title defects or exceptions with respect to the Mortgaged Properties that are not Permitted Liens, (i) cure such title defects or exceptions, or (ii) grant to the Administrative Agent an Acceptable Security Interest in substitute Oil and Gas Properties with no title defects or exceptions (except for Permitted Liens) of an equivalent value and deliver to the Administrative Agent satisfactory title evidence (including supplemental or new title opinions meeting the foregoing requirements) in form and substance acceptable to the Administrative Agent as to the Borrower’s and its Restricted Subsidiaries’ ownership of such Oil and Gas Properties and the Administrative Agent’s Liens and security interests therein.
     Section 6.18. Transfer Letters. Deliver to the Administrative Agent within sixty (60) days following the Closing Date and from time to time thereafter, Transfer Letters duly executed by the Borrower and its Restricted Subsidiaries, as appropriate, with respect to all Oil and Gas Properties included in the Borrowing Base.
     Section 6.19. Post-Closing Items.
     (a) On or before the sixtieth (60th) day following the Closing Date, the Borrower will deliver to the Administrative Agent descriptions of all Oil and Gas Properties included in the Borrowing Base that are legally sufficient to create a perfected Lien thereon pursuant to the Mortgages and are otherwise satisfactory in form and substance to the Administrative Agent. Such Oil and Gas Property descriptions shall contain and comply with the requirements shown on Schedule 6.19(a) hereto.
     (b) On or before the sixtieth (60th) day following the Closing Date, the Borrower shall deliver to the Administrative Agent Mortgages (which amend and restate the Existing Mortgages) duly executed, acknowledged and delivered by the appropriate Loan Party or Loan Parties, and in form suitable for filing or recording in all applicable filing or recording offices, that create an Acceptable Security Interest in all Oil and Gas Properties included in the Borrowing Base. The Borrower shall pay all stamp, intangibles and recording taxes and fees associated with the filing and recordation of the Mortgages.
     (c) On or before the sixtieth (60th) day following the Closing Date, the Administrative Agent shall have received legal opinions of local counsel to the Administrative Agent in Kentucky and Virginia in substantially the form of Exhibit F-3 and Exhibit F-4, respectively. Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as may be required by the Administrative Agent.
ARTICLE VII
NEGATIVE COVENANTS
     Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender, the Issuing Bank or the Administrative Agent hereunder, (x) Holdings shall not with respect to Sections 7.01, 7.08, 7.11, 7.12, 7.13 and 7.14 and (y) the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:
     Section 7.01. Financial Condition Covenants.
     (a) Consolidated Leverage Ratio. Permit the ratio, determined as of the end of any Fiscal Quarter of the Borrower, of Consolidated Funded Indebtedness as of the end of such Fiscal Quarter, to (ii) Consolidated EBITDA for the trailing period of four (4) Fiscal Quarters of the Borrower ending on each such date, to exceed 3.50 to 1.00.
     (b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive Fiscal Quarters of the Borrower ending on the last day of any Fiscal Quarter to be less than 3.00 to 1.00.
     (c) Consolidated Current Ratio. Permit the ratio of Consolidated Current Assets to Consolidated Current Liabilities as of the end of any Fiscal Quarter of the Borrower to be less than 1.00 to 1.00.

     Section 7.02. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:
     (a) Indebtedness of any Loan Party pursuant to any Loan Document;
     (b) Indebtedness of (i) the Borrower to any Restricted Subsidiary or (ii) of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary;
     (c) Guarantee Obligations incurred by the Borrower or any Restricted Subsidiary in respect of any Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted by this Section 7.02;
     (d) Indebtedness outstanding on the date hereof and listed on Schedule 7.02(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);
     (e) Indebtedness incurred to finance the acquisition, construction or improvement of fixed or capital assets (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.03(f) in an aggregate principal amount not to time exceed $5,000,000;
     (f) Indebtedness under Hedge Agreements permitted under Section 7.15.
     (g) Indebtedness arising under surety bonds and related obligations required by applicable Requirements of Law in connection with the operation of its Oil and Gas Properties; and
     (h) additional unsecured Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount (for the Borrower and all Restricted Subsidiaries) which does not at any time exceed $500,000.
     Section 7.03. Liens. Create, incur, assume or permit to exist any Lien upon any property or asset, whether now owned or hereafter acquired, except for (collectively, “Permitted Liens”):
     (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings;
     (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
     (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (e) Liens in existence on the date hereof listed on Schedule 7.03(e), securing Indebtedness permitted by Section 7.02(d), provided that no such Lien is spread to cover any additional property after the Closing Date and the amount of the Indebtedness secured thereby is not increased;
     (f) Liens securing Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to Section 7.02(e) to finance the acquisition, construction or improvement of fixed or capital assets, provided that (i) such Liens shall be created substantially contemporaneously with such acquisition or completion of such construction or improvement of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of the Indebtedness secured by any such Lien shall at no time exceed the cost of acquiring, constructing or improving such assets;
     (g) Liens created pursuant to the Security Documents;
     (h) Liens constituting any interest or title of a lessor under any lease entered into by the Borrower or any other Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;
     (i) judgment liens in respect of judgments that do not constitute an Event of Default under clause (h) of Section 8.01;
     (j) Liens under operating agreements, pooling orders and unitization agreements with respect to obligations that are not yet due and payable or that are being contested in good faith by appropriate proceedings;
     (k) royalties, overriding royalties, reversionary interests, and similar burdens not otherwise prohibited hereunder granted by the Borrower or any Restricted Subsidiary with respect to its Oil and Gas Properties to the extent such burdens do not reduce the Borrower’s or any Restricted Subsidiary’s net interests in production in its Oil and Gas Properties below the interests reflected in each Engineering Report or the interests warranted under this Agreement or the Mortgages and do not operate to deprive the Borrower or any Restricted Subsidiary of any material rights in respect of its assets or properties;
     (l) easements, rights-of-way, restrictions, and other similar encumbrances, and minor defects in the title that are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary or detract from the value or use of the property to which they apply; and
     (m) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto at any time exceeds $500,000.
          Nothing contained in this Agreement or in any other Loan Document shall constitute or be construed as a subordination of the Liens created by the Security Documents to any Permitted Lien.
     Section 7.04. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of (in one transaction or in a series of transactions), all or substantially all of its Property or business, except that:
     (a) any Restricted Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any other Restricted Subsidiary;
     (b) any Restricted Subsidiary may Dispose of any or all of its assets (i) to the Borrower or any other Restricted Subsidiary (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.05; and
     (c) any Investment expressly permitted by Section 7.08 may be structured as a merger, consolidation or amalgamation, provided that in no event shall the Borrower or any Restricted Subsidiary participate in a merger, consolidation, or amalgamation without being the surviving entity.
     Section 7.05. Disposition of Property. Dispose of any of its Property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any of such Restricted Subsidiary’s Equity Interests to any Person, except:
     (a) the sale of Hydrocarbon production in the ordinary course of business;

     (b) the Disposition of (i) obsolete or worn out equipment and related Property in the ordinary course of business and (ii) equipment and related Property that is being replaced by equipment or related Property of comparable value and utility;
     (c) the sale of Oil and Gas Properties of the Borrower and its Restricted Subsidiaries that are not Mortgaged Properties in the ordinary course of business in an aggregate amount not to exceed $5,000,000 during any Fiscal Year of the Borrower;
     (d) Dispositions permitted by Section 7.04(b);
     (e) the sale or issuance of any Restricted Subsidiary’s Equity Interests to the Borrower or any other Restricted Subsidiary; and
     (f) other Dispositions of Property having a fair market value not to exceed $500,000 in the aggregate for any Fiscal Year of the Borrower.
     Section 7.06. Restricted Payments. Declare or make any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
     (a) any Restricted Subsidiary may make Restricted Payments to the Borrower or any other Restricted Subsidiary; and
     (b) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may pay dividends to Holdings to be used by Holdings solely to make regularly scheduled interest payments on (i) the NGAS Convertible Notes, and (ii) any other unsecured Indebtedness incurred by Holdings after the date hereof (A) no part of the principal of which is required to be paid or prepaid prior to the date occurring three (3) months after the Termination Date and (B) that has been approved in writing by the Required Lenders prior to the incurrence of such Indebtedness.
     Section 7.07. Investments. Make, purchase, acquire, hold, maintain, or permit to exist any Investments, except:
     (a) extensions of trade credit in the ordinary course of business;
     (b) Investments in Cash Equivalents;
     (c) Guarantee Obligations permitted by Section 7.02;
     (d) loans and advances to employees of the Borrower or any Restricted Subsidiary in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and all Restricted Subsidiaries not to exceed $100,000 in the aggregate at any one time outstanding;
     (e) intercompany Investments by the Borrower in any Restricted Subsidiary or by any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary;
     (f) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, (i) intercompany Investments in NGAS Securities, Inc. in an aggregate amount not to exceed $100,000 during any Fiscal Year of the Borrower, and (ii) intercompany Investments in NGAS Gathering, LLC in an aggregate amount not to exceed $100,000 during any Fiscal Year of the Borrower; and
     (g) additional Investments by the Borrower or any of its Restricted Subsidiaries; provided that, on the date any such other Investment is made, the amount of such Investment, together with all other Investments made pursuant to this clause (g) (in each case determined based on the cost of such Investment) since the Closing Date, shall not at any time exceed in the aggregate $500,000.

     Section 7.08. Optional Payments and Modifications of Certain Instruments; Synthetic Debt. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the NGAS Convertible Notes, (b) make any payment, repurchase or redemption with respect to the NGAS Convertible Notes, (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the NGAS Securities Purchase Documents (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a consent fee), or (d) incur or be obligated under, or make any payment under, any Synthetic Debt;
     Section 7.09. Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease, transfer or exchange of any asset or property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate unless such transaction is (a) in the ordinary course of business of the relevant Group Member, and (b) upon fair and reasonable terms and conditions no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.
     Section 7.10. Sale and Leaseback Transactions. Enter into or permit to exist any agreement or other arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.
     Section 7.11. Changes in Fiscal Periods. Permit the Fiscal Year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining Fiscal Quarters.
     Section 7.12. Negative Pledge Clauses. Enter into or permit to exist or become effective any agreement or other arrangement that prohibits, limits or imposes any condition on the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).
     Section 7.13. Clauses Restricting Subsidiary Distributions. Enter into or permit to exist or become effective any agreement or other consensual encumbrance that prohibits, limits or imposes any condition on the ability of any Restricted Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Equity Interests of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Restricted Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Restricted Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Equity Interests or assets of such Restricted Subsidiary.
     Section 7.14. Lines of Business. Enter into any business, except for those business in which Holdings, the Borrower and its Subsidiaries are engaged on the date hereof or that are reasonably related thereto.
     Section 7.15. Hedge Agreements. Purchase, assume, incur, enter into or maintain any Hedge Agreement with any Person, except for Hedge Agreements (and derivatives transactions pursuant to any such Hedge Agreement) entered into in the ordinary course of business with Approved Hedge Counterparties and not for speculative purposes, and on terms and conditions reasonably satisfactory to the Administrative Agent, to (a) hedge or manage Hydrocarbon price risks to which the Borrower or any Restricted Subsidiary has actual exposure as a part of its normal business operations, and (b) hedge or manage interest rate risk existing or arising with respect to the outstanding principal amount of any of the Loans; provided that such Hedge Agreements shall not (i) cause the aggregate notional amount of Hydrocarbons under all such Hedge Agreements then in effect to exceed at any time eighty percent (80%) of the “reasonably forecasted production from Proved Developed Producing Reserves” of the Borrower and the Restricted Subsidiaries for such month during the period such Hedge Agreement is in effect, or (ii)

have a term of more than three (3) years (or, if earlier, the Termination Date). As used in this Section, “reasonably forecasted production from Proved Developed Producing Reserves” means the forecasted production of Hydrocarbons attributable to Proved Developed Producing Reserves of the Borrower and its Restricted Subsidiaries as reflected in the most recent Engineering Report delivered to the Administrative Agent pursuant to Section 6.03, after giving effect to any pro forma adjustments for the consummation of any acquisitions or dispositions of Proved Developed Producing Reserves of the Borrower and its Restricted Subsidiaries since the effective date of such Engineering Report. Once the Borrower or any Restricted Subsidiary enters into any Hedge Agreement (or any derivatives transaction pursuant to any Hedge Agreement), the terms and conditions of such Hedge Agreement and such transaction may not be amended or modified in any material respect, nor may such Hedge Agreement or derivative transaction be cancelled, without the prior written consent of the Administrative Agent.
     Section 7.16. Amendments to Organizational Documents. Amend or waive any right or obligation under any of its Organizational Documents in any manner adverse to the interests of the Administrative Agent or any Lender.
     Section 7.17. Amendment, Etc., of Material Contracts. (a) Cancel or terminate any Material Contract or permit, consent to or accept any cancellation or termination thereof, (b) amend, modify or change in any manner any term or condition of any Material Contract or give any consent, waiver or approval thereunder, (c) waive any default or termination event under or any breach or violation of any term or condition of any Material Contract, (d) agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract, (e) fail to perform any of its obligations under any Material Contract, or (f) take any other action in connection with any Material Contract that would impair the value of the interest or rights of any Loan Party thereunder or that would be adverse to the interests of the Administrative Agent or any Lender, except to the extent that any of the forgoing actions could not reasonably be expected to have a Material Adverse Effect.
     Section 7.18. Gas Imbalances, Take-or-Pay or other Prepayments. Purchase, assume, enter into or permit to exist any contracts, agreements or other arrangements which allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Restricted Subsidiary which would require the Borrower or any such Restricted Subsidiary to deliver Hydrocarbons from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.
     Section 7.19. Terrorism Sanctions Regulations. Become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or engage in any dealings or transactions with any such Person.
ARTICLE VIII
EVENTS OF DEFAULT
     Section 8.01. Events of Default. If any of the following events shall occur and be continuing:
     (a) the Borrower shall fail to pay any principal of any Loan or LC Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or LC Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or
     (b) any representation or warranty made or deemed made by or on behalf of any Loan Party herein or in any other Loan Document or that is contained in any certificate, document, report or financial or other statement furnished at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
     (c) any Loan Party shall default in the observance or performance of any agreement contained in Section 6.01, 6.02, 6.03, clause (i) or (ii) of Section 6.05(a) (with respect to Holdings and the Borrower only), Section 6.08(a), Section 6.19 or Article VII of this Agreement or Section 5.05 or 5.07(b) of the Guarantee and

Collateral Agreement, or Holdings shall default in the observance or performance of any agreement contained in Section 5(b) of the Holdings Pledge Agreement; or
     (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of thirty (30) days after notice to the Borrower from the Administrative Agent or any Lender; or
     (e) any Group Member shall (i) default in making any payment of any principal of or settlement amount arising from or other face amount of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest or any other regularly scheduled payment on any such Indebtedness when the same becomes due and payable or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount (or other outstanding payment amount) of which exceeds in the aggregate $500,000; or
     (f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, or fail to contest, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
     (g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) Holdings, the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or
     (h) one or more judgments or decrees for the payment of money in an aggregate amount (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) in excess of

$500,000 shall be rendered against any of the Group Members or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Group Member to enforce any such judgment; or
     (i) any non-monetary judgment or order shall be rendered against any Group Member that could reasonably be expected to have a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
     (j) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be perfected, enforceable and of the same effect and priority purported to be created thereby; or
     (k) the guarantee of any Loan Party contained in Article II of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or
     (l) the Parent or the Borrower shall, in the reasonable determination of the Administrative Agent or any Lender, default in the observance or performance of any agreement contained in Section 6.11(a); or
     (m) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d) 3 and 13(d) 5 under the Exchange Act), directly or indirectly, of more than 30% of any outstanding class of Equity Interests of Holdings having ordinary voting power for the election of directors of Holdings; (ii) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors; and (iii) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Equity Interests of the Borrower free and clear of all Liens (except Liens created by the Security Documents); or
     (n) an Event of Default (as defined in the NGAS Securities Purchase Agreement and the NGAS Convertible Notes) shall have occurred and be continuing under the NGAS Securities Purchase Agreement or the NGAS Convertible Notes;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments (including the obligation of the Issuing Bank to issue Letters of Credit) shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all reimbursement obligations in respect of Letters of Credit, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments (including the obligation of the Issuing Bank to issue Letters of Credit) to be terminated forthwith, whereupon the Commitments (including the obligation of the Issuing Bank to issue Letters of Credit) shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all reimbursement obligations in respect of Letters of Credit, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, the Borrower waives presentment, demand, protest, notice of acceleration, notice of intent to accelerate, and all other notices of any kind.
     Section 8.02. Cash Collateralization of Letters of Credit. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request, or may, with the consent, of the Required Lenders require that the Borrower immediately Cash Collateralize all outstanding LC Obligations. The Administrative Agent may, from time to time after funds are deposited in any Collateral Account, apply funds then held in such Collateral Account to the payment of any amounts, as shall have become or shall become due and payable by the Borrower to the Issuing Bank or the Lenders in respect of LC Obligations.
     Section 8.03. Order of Payment Following an Event of Default. If an Event of Default shall have occurred and be continuing, the Administrative Agent may, and, upon either (x) the termination of the Commitments or the acceleration of the Loans pursuant to Section 8.01, or (y) the requirement of the Administrative Agent that LC Obligations be Cash Collateralized pursuant to Section 8.02, shall, apply all payments in respect of any Obligations and all funds on deposit in any Collateral Account that are held in a Collateral Account pending application of such proceeds as required hereunder and all other proceeds of Collateral in the following order:
     (a) First, to pay Obligations constituting expense reimbursements or indemnities then owing to the Administrative Agent;
     (b) Second, to pay Obligations constituting expense reimbursements or indemnities then owing to the Lenders and the Issuing Bank, ratably in accordance with such respective amounts then owing to the Lenders and the Issuing Bank;
     (c) Third, to pay Obligations constituting fees then owing to the Administrative Agent, the Lenders and the Issuing Bank, ratably in accordance with such respective amounts then owing to the Administrative Agent, the Lenders and the Issuing Bank;
     (d) Fourth, ratably (a) to pay the Secured Parties all other Obligations, ratably in accordance with the amounts of the Obligations then owing to the Secured Parties, provided, that for purposes of this Section 8.03, the settlement amount owing to any Hedge Bank pursuant to any terminated Hedge Agreement constituting part of the Obligations shall be deemed equal to the Hedge Termination Value therefor, and (b) to Cash Collateralize all outstanding LC Obligations; and
     (e) Fifth, the balance, if any, after all of the Obligations have been indefeasibly paid in full, no Letters of Credit shall be outstanding and the Commitments have terminated or expired, shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.
The order of priority set forth in the clauses above may at any time and from time to time be changed by the agreement of the Administrative Agent, the Issuing Bank and the Lenders as required pursuant to Section 10.01 without necessity of notice to or consent of or approval by the Borrower or any other Person that is not a Lender.
ARTICLE IX
AGENCY
     Section 9.01. Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any other Group Member shall have rights as a third party beneficiary of any of such provisions.
     Section 9.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Group Member or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

     Section 9.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     Section 9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Section 9.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

     Section 9.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Any resignation by KeyBank as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.
     Section 9.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     Section 9.08. No Other Duties, etc. Anything herein to the contrary notwithstanding, the Bookrunner and the Arranger listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.
     Section 9.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any case, proceeding or other action of a nature or type referred to in Section 8.01(f)(i) or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Sections 2.04, 3.03, and 10.05) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.04 and 10.05.
     Nothing herein contained shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank or in any such proceeding.
     Section 9.10. Collateral and Guarantee Matters. The Lenders and the Issuing Bank irrevocably authorize the Administrative Agent, at its option and in its discretion:
     (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations and Hedge Bank Obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale expressly permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;
     (b) to release any Guarantor from its guarantee under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction expressly permitted hereunder; and
     (c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.03(f).
     Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its guarantee under the Guarantee and Collateral Agreement pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its guarantee under the Guarantee and Collateral Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
     Section 9.11. Legal Representation of Administrative Agent. In connection with the negotiation, drafting, execution and closing of this Agreement and the other Loan Documents, or in connection with any future legal representation relating to this Agreement or any of the Loan Documents, Bracewell & Giuliani LLP has represented only, and shall represent only, KeyBank in its capacity as Administrative Agent and as a Lender. Each other Lender hereby acknowledges that Bracewell & Giuliani LLP does not represent it in connection with any such matters.

ARTICLE X
MISCELLANEOUS
     Section 10.01. Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.01. The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:
     (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan or LC Reimbursement Obligation, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment (or reinstate any Lender’s Commitment terminated pursuant to Section 8.01), in each case without the written consent of each Lender directly affected thereby;
     (ii) eliminate or reduce the voting rights of any Lender under this Section 10.01 without the written consent of such Lender;
     (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral in any transaction or series of related transactions or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders;
     (iv) amend or modify the definition of “Borrowing Base,” or amend, modify or waive any provision of Section 2.02 that would result in an increase in the Borrowing Base;
     (v) amend, modify or waive any provision of Article IX, or affect the rights or duties of the Administrative Agent under this Agreement, without the written consent of the Administrative Agent;
     (vi) amend, modify or waive any provision of Article III, or affect the rights or duties of the Issuing Bank under this Agreement, without the written consent of the Issuing Bank;
     (vii) amend, modify or waive Section 10.06(h) without the consent of each Granting Lender all or part of whose Loans are being funded by an SPC at the time of such amendment, modification or waiver;
     (viii) amend, modify or waive any provision of Section 8.03 without the written consent of the Administrative Agent, the Issuing Bank and all of the Lenders;
     (ix) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations thereunder without the written consent of the Required Lenders; or
     (x) amend or modify the definition of Restricted Subsidiary without the written consent of the Administrative Agent and theLenders.
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding the foregoing, the Fee Letter may be amended, and rights or privileges thereunder may be waived, in a writing executed by the parties thereto. Notwithstanding anything to the contrary contained in herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that any Commitment of such Lender may not be increased or decreased without its consent.
     Section 10.02. Notices; Electronic Communication. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
          (i) if to the Borrower or any Restricted Subsidiary, to it at 120 Prosperous Place, Suite 201, Lexington, Kentucky 40509, Attention: William G. Barr, III, Chief Executive Officer (Facsimile No. (859) 263-4228; Telephone No. (859) 263-3948);
          (ii) if to Holdings, to it at 120 Prosperous Place, Suite 201, Lexington, Kentucky 40509, Attention: Michael P. Windisch (Facsimile No. (859) 263-4228; Telephone No. (866) 711-6427);
          (iii) if to the Administrative Agent, to KeyBank National Association at 8117 Preston Road, Suite 440, Dallas, Texas 75225, Attention: Thomas Rajan, Senior Vice President (Facsimile No. (214) 414-2610; Telephone No. (214) 414-2580);
          (iv) if to the Issuing Bank, to it at KeyBank National Association, Attention: Yvette Dyson-Owens (Facsimile No. (216) 689-5962; Telephone No. (216) 689-4358); and
          (v) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
     (b) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II or Article III if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

     Section 10.03. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     Section 10.04. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.
     Section 10.05. EXPENSES; INDEMNITY; DAMAGE WAIVER. (a) EACH OF HOLDINGS AND THE BORROWER SHALL PAY (I) ALL REASONABLE OUT-OF-POCKET EXPENSES INCURRED BY THE ADMINISTRATIVE AGENT AND ITS AFFILIATES (INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF COUNSEL (INCLUDING LOCAL COUNSEL) FOR THE ADMINISTRATIVE AGENT), AND SHALL PAY ALL FEES AND TIME CHARGES AND DISBURSEMENTS FOR ATTORNEYS WHO MAY BE EMPLOYEES OF THE ADMINISTRATIVE AGENT, IN CONNECTION WITH THE SYNDICATION OF THE CREDIT FACILITY PROVIDED FOR HEREIN, THE PREPARATION, NEGOTIATION, EXECUTION, DELIVERY AND ADMINISTRATION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR ANY AMENDMENTS, MODIFICATIONS OR WAIVERS OF THE PROVISIONS HEREOF OR THEREOF (WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE CONSUMMATED), (II) ALL REASONABLE OUT-OF-POCKET EXPENSES INCURRED BY THE ISSUING BANK IN CONNECTION WITH THE ISSUANCE, AMENDMENT, RENEWAL OR EXTENSION OF ANY LETTER OF CREDIT OR ANY DEMAND FOR PAYMENT THEREUNDER AND (III) ALL OUT-OF-POCKET EXPENSES INCURRED BY THE ADMINISTRATIVE AGENT, EACH LENDER AND THE ISSUING BANK (INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF COUNSEL), IN CONNECTION WITH ANY DEFAULT OR THE ENFORCEMENT OR PROTECTION OF ITS RIGHTS (A) IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, INCLUDING ITS RIGHTS UNDER THIS SECTION, OR (B) IN CONNECTION WITH THE LOANS MADE OR LETTERS OF CREDIT ISSUED HEREUNDER, INCLUDING ALL SUCH OUT-OF-POCKET EXPENSES INCURRED DURING ANY WORKOUT, RESTRUCTURING OR NEGOTIATIONS IN RESPECT OF SUCH LOANS OR LETTERS OF CREDIT.
     (b) THE BORROWER AND HOLDINGS, JOINTLY AND SEVERALLY, SHALL INDEMNIFY THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF), EACH LENDER AND THE ISSUING BANK, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, AND DISBURSEMENTS (INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY THIRD PARTY OR BY THE BORROWER, HOLDINGS OR ANY OTHER LOAN PARTY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO

NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY ANY GROUP MEMBER, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO ANY GROUP MEMBER, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY ANY GROUP MEMBER, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) RESULT FROM A CLAIM BROUGHT BY ANY GROUP MEMBER AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, IF SUCH GROUP MEMBER HAS OBTAINED A FINAL NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION. WITHOUT LIMITING THE FOREGOING, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND HOLDINGS AGREE NOT TO ASSERT AND TO CAUSE THE SUBSIDIARIES NOT TO ASSERT, AND HEREBY WAIVES AND AGREES TO CAUSE THE SUBSIDIARIES TO SO WAIVE, ALL RIGHTS FOR CONTRIBUTION OR ANY OTHER RIGHTS OF RECOVERY WITH RESPECT TO ALL CLAIMS, DEMANDS, PENALTIES, FINES, LIABILITIES, SETTLEMENTS, DAMAGES, COSTS AND EXPENSES OF WHATEVER KIND OR NATURE, UNDER OR RELATED TO ENVIRONMENTAL LAWS, THAT ANY OF THEM MIGHT HAVE BY STATUTE OR OTHERWISE AGAINST ANY INDEMNITEE.
     (c) TO THE EXTENT THAT THE BORROWER OR HOLDINGS FOR ANY REASON FAILS TO INDEFEASIBLY PAY ANY AMOUNT REQUIRED UNDER PARAGRAPH (A) OR (B) OF THIS SECTION TO BE PAID BY IT TO THE ADMINISTRATIVE AGENT (OR ANY SUB-AGENT THEREOF), THE ISSUING BANK OR ANY RELATED PARTY OF ANY OF THE FOREGOING, EACH LENDER SEVERALLY AGREES TO PAY TO SUCH AGENT (OR ANY SUCH SUB-AGENT), THE ISSUING BANK OR SUCH RELATED PARTY, AS THE CASE MAY BE, SUCH LENDER’S APPLICABLE PERCENTAGE (DETERMINED AS OF THE TIME THAT THE APPLICABLE UNREIMBURSED EXPENSE OR INDEMNITY PAYMENT IS SOUGHT) OF SUCH UNPAID AMOUNT, PROVIDED THAT THE UNREIMBURSED EXPENSE OR INDEMNIFIED LOSS, CLAIM, DAMAGE, LIABILITY, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE, OR JUDGMENT, AS THE CASE MAY BE, WAS INCURRED BY OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT (OR ANY SUCH SUB-AGENT) OR THE ISSUING BANK IN ITS CAPACITY AS SUCH, OR AGAINST ANY RELATED PARTY OF ANY OF THE FOREGOING ACTING FOR THE ADMINISTRATIVE AGENT (OR ANY SUCH SUB-AGENT) OR THE ISSUING BANK IN CONNECTION WITH SUCH CAPACITY.
     (d) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HOLDINGS AND THE BORROWER SHALL NOT ASSERT, AND EACH OF HOLDINGS AND THE BORROWER HEREBY WAIVES, ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREOF. NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     (e) ALL AMOUNTS DUE UNDER THIS SECTION 10.05 SHALL BE PAYABLE PROMPTLY AFTER WRITTEN DEMAND THEREFOR. THE AGREEMENTS IN THIS SECTION 10.05 SHALL SURVIVE REPAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER.

     Section 10.06. Successors and Assigns; Participations and Assignments.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section, or (iv) to an SPC (as defined in paragraph (h) below) in accordance with the provisions of paragraph (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s), and the Loans (including for purposes of this Section 10.06(b), participations in LC Obligations) at the time owing to it; provided that any such assignment shall be subject to the following conditions:
          (i) Minimum Amounts.
               (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned;
               (B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
          (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;
          (iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
               (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
               (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
               (C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

          (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, waive such processing and recordation fee in the case of an assignment. The assignee, if it is not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;
          (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries;
          (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person; and
          (vii) Limitation. No such assignment shall be permitted without the prior written consent of the Administrative Agent until the Administrative Agent shall have notified the Lenders that syndication of the Commitments has been completed.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Cleveland, Ohio, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Reimbursement Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment(s) and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) of Section 10.01 that directly affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.07(b) as though it were a Lender, provided such Participant agrees to be subject to Section 10.07(a) as though it were a Lender.
     (e) Limitations Upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.15 and 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required by Section 2.13(e). The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.15 and 2.16 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender of record hereunder. The making of a Loan by a SPC hereunder shall constitute utilization of the appropriate Commitment of the Granting Lender to the same extent, and as if, such Loan was made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent and without payment of a processing fee therefor, assign all or any portion of its interest in any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (h) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loans are being funded by the SPC at the time of such amendment.
     (i) Resignation as Issuing Bank After Assignment. Notwithstanding anything to the contrary contained herein, if at any time KeyBank assigns all of its Commitments and Loans pursuant to Section 10.06(b), KeyBank may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of as Issuing Bank, as the case may be. If KeyBank resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all LC Obligations with respect thereto (including the right to require the Lenders to fund participations pursuant to Section 3.04(b)). Upon the appointment of a successor Issuing Bank, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, as the case may be, and (b) the successor Issuing Bank shall issue letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to KeyBank to effectively assume the obligations of KeyBank with respect to such Letters of Credit.
     (j) Notes. The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue a Note to any Lender requiring a Note to facilitate transactions of the type described in paragraph (b) above.
     Section 10.07. Adjustments; Set-Off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or Lenders, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, LC Reimbursement Obligations or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and LC Reimbursement Obligations and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans, LC Reimbursement Obligations and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, LC Reimbursement Obligations and other amounts owing them, provided that:
          (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
          (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Reimbursement Obligations to any assignee or participant, other than to Holdings, the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
     Each of the Borrower and Holdings consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Holdings or the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Holdings or the Borrower in the amount of such participation.
     (b) If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of Holdings or the Borrower against any and all of the obligations of Holdings or the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of Holdings or the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

     Section 10.08. Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 10.09. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 10.10. Governing Law; Jurisdiction, Etc. (a) This Agreement shall be governed by, and construed in accordance with, the law of the State of Ohio.
     (b) Each of Holdings and the Borrower irrevocably and unconditionally submits, for itself and its Property, to the nonexclusive jurisdiction of the courts of the State of Ohio sitting in Cuyahoga County and of the United States District Court for the Northern District of Ohio, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Ohio State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Holdings, the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.
     (c) Each of Holdings and the Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
     Section 10.11. Acknowledgements. Each of Holdings and the Borrower hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
     (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

     Section 10.12. Treatment of Certain Information; Confidentiality. (a) Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
     For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Section 10.13. Interest Rate Limitation. (a) It is the intent of the Administrative Agent, the Lenders and the Borrower to conform to and contract in strict compliance with all applicable usury laws from time to time in effect. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Highest Lawful Rate. If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Highest Lawful Rate, the excess interest shall be applied to the principal of the Loans and LC Reimbursement Obligations or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by any Agent or any Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. The right to accelerate maturity of the Loans and the other Obligations does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and the Administrative Agent and the Lenders do not intend to charge or receive any unearned interest in the event of acceleration.
     (b) If at any time the interest rate (the “Stated Rate”) called for under this Agreement or any other Loan Document exceeds or would exceed the Highest Lawful Rate, the rate at which interest shall accrue thereunder shall automatically be limited to the Highest Lawful Rate, and shall remain at the Highest Lawful Rate until the total amount of interest accrued equals the total amount of interest which would have accrued but for the operation of this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate would again exceed the Highest Lawful Rate, in which case the immediately preceding sentence shall apply.
     Section 10.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     Section 10.15. Time of the Essence. Time is the essence of this Agreement and the other Loan Documents.

     Section 10.16. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 10.17. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.
     Section 10.18. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower and Holdings each acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent and, the Arranger, on the other hand, and each of the Borrower and Holdings is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower, Holdings or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or Holdings with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising the Borrower, Holdings or any of their respective Affiliates on other matters) and neither the Administrative Agent nor, the Arranger has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and, the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrower and Holdings hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.
     Section 10.19. ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NGAS RESOURCES, INC., a British Columbia corporation
By:	/s/ Michael P. Windisch

Michael P. Windisch, Chief Financial Officer
DAUGHERTY PETROLEUM, INC., a Kentucky corporation
By:	/s/ Michael P. Windisch

Michael P. Windisch, Chief Financial Officer
KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent, a Lender and the Issuing Bank
By:	/s/ Thomas Rajan

Thomas Rajan, Senior Vice President
COMERICA BANK, as a Lender
By:	/s/ Huma Vadgama

Huma Vadgama, Vice President